Exhibit 10.1

Execution Version

RECEIVABLES PURCHASE AGREEMENT

DATED AS OF SEPTEMBER 26, 2014

AMONG

KAPSTONE RECEIVABLES, LLC, AS THE SELLER,

KAPSTONE PAPER AND PACKAGING CORPORATION, AS THE SERVICER,

THE PURCHASERS FROM TIME TO TIME PARTY HERETO,

AND

WELLS FARGO BANK, N.A., AS ADMINISTRATIVE AGENT

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EXHIBITS AND SCHEDULES

Exhibit I	Definitions
Exhibit II-A	Form of Purchase Notice
Exhibit II-B	Form of Reduction Notice
Exhibit III	Seller’s Chief Executive Office, Principal Place of Business, Records Locations, Federal Taxpayer ID Number and Organizational ID Number
Exhibit IV	Lock-Boxes; Collection Accounts and Collection Banks
Exhibit V	Legal Names; Trade Names; Assumed Names
Exhibit VI	Form of Assignment Agreement
Exhibit VII	Credit and Collection Policy
Exhibit VIII	Form of Monthly Report
Exhibit IX	Form of Performance Undertaking
Schedule 12.2	Addresses for Notices
Schedule A	Commitments
Schedule B	Closing Documents

iii

RECEIVABLES PURCHASE AGREEMENT

THIS RECEIVABLES PURCHASE AGREEMENT, dated as of September 26, 2014, is among:

(a)                                 KapStone Receivables, LLC, a Delaware limited liability company (the “Seller”),

(b)                                 KapStone Paper and Packaging Corporation, a Delaware corporation (“KapStone Paper”), as initial Servicer,

(c)                                  Wells Fargo Bank, N.A. (“Wells” or a “Purchaser”),

(d)                                 PNC Bank, National Association (“PNC” or a “Purchaser”), and

(e)                                  Wells Fargo Bank, N.A., in its capacity as administrative agent for the Purchasers (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”).

Unless defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in Exhibit I hereto.

PRELIMINARY STATEMENTS

Seller desires to transfer and assign Receivable Interests to the Purchasers from time to time.

On the terms and subject to the conditions set forth herein, each of the Purchasers severally agrees to purchase its Percentage of each of the offered Receivable Interests from time to time.

Wells Fargo Bank, N.A. has been requested and is willing to act as Administrative Agent on behalf of the Purchasers in accordance with the terms hereof.

ARTICLE I.

PURCHASE ARRANGEMENTS

Section 1.1.                             Purchase Facility.

(a)                                 On the terms and subject to the conditions set forth in this Agreement, including, without limitation, the conditions set forth in Article IV:

(i) From time to time on or after the Effective Date and prior to the Facility Termination Date, Seller may sell Receivable Interests to the Purchasers by delivering to the Purchasers a written notice in the form set forth as Exhibit II-A hereto (a “Purchase Notice”) in accordance with Section 1.2; and

(ii) Upon receipt of a Purchase Notice, each of the Purchasers, severally and not jointly, agrees to purchase its Percentage of the Receivable Interest described in such Purchase Notice on the applicable Purchase Date;

provided that (1) at no time may the aggregate Capital of any Purchaser at any one time outstanding exceed the lesser of (x) the amount of such Purchaser’s Commitment hereunder, and (y) such Purchaser’s Percentage of the Investment Base, (2) in no event shall the Aggregate Capital outstanding hereunder exceed the lesser of (x) the Facility Limit, and (y) the Investment Base, and (3) in no event may the aggregate Receivable Interests exceed 100%.  Each Purchaser’s several Commitment shall automatically terminate on the Facility Termination Date.

(b)                                 Seller may, upon at least five (5) Business Days’ irrevocable notice to the Purchasers, terminate in whole or permanently reduce in part, ratably amongst the Purchasers in accordance with their respective Percentages, the unused portion of the Facility Limit; provided that each partial reduction of the Facility Limit shall be in an aggregate amount not less than $1,000,000 per Purchaser (or a larger integral multiple of $100,000 in excess thereof).

Section 1.2.                                 Increases.  If, on any Business Day on or after the Effective Date and prior to the Facility Termination Date, there is Investment Availability, Seller may request an Incremental Purchase in accordance with this Section 1.2.  Seller shall provide the Purchasers with a Purchase Notice by 3:00 p.m. (New York City time) on the Business Day prior to the proposed Purchase Date of such Incremental Purchase.  The initial Incremental Purchase shall be subject to Section 4.2 hereof, and all Purchases (including the initial Incremental Purchase) shall be subject to Section 4.3 hereof.  Each Purchase Notice shall (a) be prepared based on the numbers set forth in the most recent Monthly Report, (b) be irrevocable unless revoked on the Business Day prior to the Purchase Date, and (c) specify the requested Purchase Price (which shall be not less than $1,000,000 per Purchaser (or a larger integral multiple of $100,000 in excess thereof) and the Purchase Date (which shall be a Business Day).  On the date of each Incremental Purchase, upon satisfaction of the applicable conditions precedent set forth in Article IV, each Purchaser shall initiate a wire transfer to the Facility Account, in immediately available funds, no later than 12:00 noon (New York City time), in an amount equal to its Percentage of the Purchase Price of the Receivable Interest then being purchased.

Section 1.3.                                 Reductions.

(a)                                 Seller shall ensure that the Receivable Interests at no time exceed 100% in the aggregate.  If the aggregate Receivable Interests exceed 100% or the Aggregate Capital exceeds the lesser of the Investment Base and the Facility Limit, within one (1) Business Day after the earlier of (x) a Responsible Employee of the Seller having knowledge thereof, or (y) the Administrative Agent or any Purchaser giving notice thereof to Seller, Seller shall pay to each of the Purchasers its Percentage of an amount to be applied to reduce the Aggregate Capital, such that after giving effect to such payment, the aggregate of the Receivable Interests equals or is less than 100% and the Aggregate Capital is less than or equal to the lesser of the Investment Base or the Facility Limit.

(b)                                 If, on any Business Day, Seller desires to make a voluntary reduction of the Aggregate Capital outstanding, Seller shall provide the Purchasers with one (1) Business Day’s irrevocable prior written notice in the form of Exhibit II-B hereto (a “Reduction Notice”) of a proposed reduction of Aggregate Capital.  Such Reduction Notice shall (a) be prepared in accordance with the most recent Monthly Report, and (b) designate (i) the Business Day (the “Proposed Reduction Date”) upon which any such reduction of Aggregate Capital shall occur, (ii) the amount of Aggregate Capital to be reduced (the “Aggregate Reduction”), and (iii) each Purchaser’s Percentage of such Aggregate Reduction which shall be not less than $1,000,000 per Purchaser.  Seller shall pay to each Purchaser its Percentage of each Aggregate Reduction.  Only one (1) Reduction Notice shall be outstanding at any time.

Section 1.4.                                 Payment Requirements.  Each Seller Party shall initiate a wire transfer of amounts to be paid or deposited by it pursuant to any provision of this Agreement no later than 2:00 p.m. (New York City time) on the day when due in immediately available funds.  Amounts payable to the Administrative Agent or Wells shall be paid to the Administrative Agent’s Account.  Amounts payable to PNC shall be paid to the PNC Account; provided, however, that from and after the Dominion Date, all amounts that would otherwise be payable to the PNC Account shall instead first be paid to the Administrative Agent’s Account for distribution to PNC.  All computations of Yield and per annum Fees under the Transaction Documents shall be made on the basis of a year consisting of three hundred sixty (360) days for the actual number of days elapsed (or, in the case of Yield calculated by reference to the Alternate Base Rate, three hundred sixty-five (365) days or, in the case of a leap year, three hundred sixty-six (366) days).  If any amount hereunder shall be payable on a day which is not a Business Day, such amount shall be payable on the next succeeding Business Day.

Section 1.5.                                 Deemed Collections.  Upon the occurrence of any Dilution, Seller shall be deemed to have received a Deemed Collection in the amount specified in the definition of “Deemed Collection,” and the Outstanding Balance of the Receivable(s) affected thereby shall be immediately reduced by the amount of such Dilution.  If, after giving effect to any Dilution (and the reduction of the Receivable(s) affected thereby) an Investment Excess shall exist, Seller shall deliver to the Servicer immediately available funds in an amount equal to the lesser of (a) the sum of all Deemed Collections deemed received by Seller in respect of such Dilution and (b) the amount necessary to eliminate such Investment Excess, and in each case, the Servicer shall remit the same in accordance with Article II.

Section 1.6.                                 Yield.

(a)                                 The outstanding Capital of each investment in the Receivable Interests shall accrue Yield for each day at a rate per annum equal to LMIR (or, if LMIR is has been suspended pursuant to Section 1.7, at the Alternate Base Rate).

(b)                                 Not later than the fifth (5th) Business Day of each month, each Purchaser shall calculate the aggregate amount of Yield (if any) payable to it for the Calculation Period then most recently ended (including unpaid Yield, if any, due and payable on a prior Monthly Payment Date) and shall notify Seller (and, from and after the Dominion Date, the Administrative Agent) of such aggregate amount.

(c)                                  On each Monthly Payment Date after the Effective Date, Seller shall pay to each Purchaser the aggregate amount of such accrued and unpaid Yield.

Section 1.7.                                 Suspension of LMIR.  If any Purchaser notifies Seller and the Administrative Agent that it has determined that funding an investment in any Receivable Interest at LMIR would violate any applicable law, rule, regulation, or directive of any Governmental Authority, whether or not having the force of law, then the applicable Purchaser shall suspend the availability of LMIR and require Seller to select the Alternate Base Rate for such Purchaser’s portion of any Receivable Interest.

ARTICLE II.

PAYMENTS AND COLLECTIONS

Section 2.1.                                 Collections during the Revolving Period.  During the Revolving Period, any Collections received by the Servicer (or from and after the Dominion Date, by the Administrative Agent) shall be held in trust for the payment of any accrued and unpaid Aggregate Unpaids or for a Reinvestment as provided in this Section 2.1 (provided that Aggregate Capital shall not be payable during the Revolving Period except to the extent provided in Section 1.3 and Section 1.5, and Collections shall not be required to be segregated prior to the Dominion Date but instead shall be permitted to be used by the Servicer and its Affiliates in accordance with Section 6.2(d)).  On each day during the Revolving Period that is not a Settlement Date, subject to the last sentence of this Section 2.1 and to Section 4.3, Collections that are not required to be segregated pursuant to Section 6.2(b) shall first be applied to making additional Purchases of undivided interests in the Receivables and the associated Related Security, such that after giving effect thereto, the outstanding Aggregate Capital is equal to the Aggregate Capital outstanding immediately prior to receipt of such Collections and the Receivable Interest does not exceed 100% (each such Purchase, a “Reinvestment”).  Each

Reinvestment will be made ratably amongst the Purchasers in accordance with their respective Percentages.  On each Settlement Date, the Servicer shall deliver to each of the Purchasers from its Percentage of all Collections received (or deemed received) during the related Calculation Period (after deducting therefrom its Servicing Fee), an amount equal to the aggregate of the amounts due and owing to such Purchaser on such Settlement Date pursuant to clauses first through fourth of Section 2.3 for application in accordance therewith (the aggregate of all such amounts for all Purchasers, the “Required Amounts”).  If on any Settlement Date during the Revolving Period there are insufficient Collections to pay all Required Amounts that are then due and owing under Section 2.3, the next available Collections shall be applied to such payments in accordance with Section 2.3, and no Reinvestment shall be made hereunder until such amounts payable have been paid in full.

Section 2.2.                                 Collections After the Facility Termination Date.  On each day during the Liquidation Period, unless the Dominion Date shall have occurred, all Collections shall be held in trust by the Servicer, for the benefit of the Purchasers, in a Collection Account or other segregated account, in each of the foregoing cases, which is subject to a first priority perfected Security Interest in favor of the Administrative Agent.  On each Settlement Date during the Liquidation Period, unless the Dominion Date shall have occurred, the Servicer shall deliver to the Purchasers, all Collections so held by the Servicer (after deducting its Servicing Fee therefrom) for application pursuant to Section 2.3.

Section 2.3.                                 Order of Application of Collections on Settlement Dates.  Upon receipt by the Purchasers (or, following the Dominion Date, the Administrative Agent), on any Settlement Date of Collections, the Purchasers or the Administrative Agent, as applicable, shall distribute them for application in the following order of priority:

first, if such day is a Monthly Payment Date occurring after the Dominion Date, to the Servicer in payment of its Servicing Fee to the extent not retained;

second, if such day is a Monthly Payment Date occurring after the Amortization Date, to the Administrative Agent and the Purchasers, in payment of their out-of-pocket expenses in connection with the enforcement or protection of their rights in connection with this Agreement and the other Transaction Documents, to the extent reimbursable under Section 8.4 and not otherwise paid by Seller;

third, if such day is a Monthly Payment Date, to the Purchasers, pro rata, in payment of any accrued and unpaid Yield then due and owing on account of their investments in the Receivable Interests, including any previously accrued Yield that was not paid on the applicable prior Monthly Payment Date;

fourth, if such day is a Monthly Payment Date, to the Purchasers, pro rata, in payment of any Fees accrued during the Calculation Period (or portion thereof) then most recently ended, plus any previously accrued Fees not paid on a prior Monthly Payment Date;

fifth, if such day is a Capital Settlement Date, to the Purchasers, pro rata, in reduction of their Capital, (i) during the Revolving Period, solely to the extent such reduction is required under Section 1.3 or Section 1.5, and (ii) during the Liquidation Period, until Aggregate Capital is reduced to $0; and

sixth, (i) during the Revolving Period, to Seller, free and clear of any interest of the Administrative Agent and the Purchasers or (ii) during or after the Liquidation Period, if the Aggregate Unpaids have been reduced to zero, to Seller, free and clear of any interest of the Administrative Agent and the Purchasers.

Section 2.4.                                 Payment Rescission.  No payment of any of the Aggregate Unpaids shall be considered paid or applied hereunder to the extent that, at any time, all or any portion of such payment or application is rescinded by application of law or judicial authority, or must otherwise be returned or refunded for any reason.  Seller shall remain obligated for the amount of any payment or application so rescinded, returned or refunded, and shall promptly pay to each of the Purchasers, such Purchaser’s respective Percentage thereof together with Yield thereon at the applicable Yield Rate from the date of any such rescission, return or refunding.

Section 2.5.                                 Clean-up Option.  At any time while the Aggregate Capital outstanding is less than 10% of the Facility Limit, the Servicer shall have the right (after providing at least five (5) Business Days’ prior written notice to the Purchasers) to purchase all, but not less than all, of the Receivable Interests.  The purchase price in respect thereof shall be an amount equal to the Aggregate Unpaids through the date of such purchase, payable in immediately available funds.  Such purchase shall be without representation, warranty or recourse of any kind by, on the part of, or against the Administrative Agent or any Purchaser except for a representation and warranty that the conveyance to the Servicer is being made free and clear of any Adverse Claim created by the Administrative Agent or such Purchaser.  On the date of purchase of the Receivable Interests pursuant to this Section, the Commitments of the Purchasers shall automatically terminate.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

Section 3.1.                                 Representations and Warranties of Seller.  Seller hereby represents and warrants to the Administrative Agent and the Purchasers as of the date hereof and as of each Purchase Date that:

(a)                                 Organization.  Seller is validly existing and in good standing under the laws of its jurisdiction of organization; and Seller is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify would not have a Material Adverse Effect.

(b)                                 Authorization; No Conflict.  Seller is duly authorized to execute and deliver each Transaction Document to which it is a party, Seller is duly authorized to transfer Receivable Interests hereunder and Seller is duly authorized to perform its obligations under each Transaction Document to which it is a party.  The execution, delivery and performance by Seller of each Transaction Document to which it is a party, and the transfer of the Receivable Interests by Seller hereunder, do not and will not (a) require any consent or approval of any governmental agency or authority (other than any consent or approval which has been obtained and is in full force and effect), (b) conflict with (i) any provision of Law, (ii) the certificate of formation or limited liability company agreement of Seller, or (iii) any agreement, indenture, instrument or other document material to the business of Seller, or any judgment, order or decree, which is binding upon Seller or any of its properties or (c) require, or result in, the creation or imposition of any Adverse Claim on any asset of Seller (other than Adverse Claims in favor of the Administrative Agent and the Purchasers created pursuant to the Transaction Documents).

(c)                                  Validity and Binding Nature.  Each of this Agreement and each other Transaction Document to which Seller is a party is the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.  No transaction contemplated hereby requires compliance with any bulk sales act or similar law.

(d)                                 Actions, Suits.  No litigation (including derivative actions), arbitration proceeding or governmental investigation is pending or, to the knowledge of a Responsible Employee of Seller, threatened in writing against Seller as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

(e)                                  Accuracy of Information.  No written information (including, without limitation, all Monthly Reports) heretofore furnished by Seller to the Administrative Agent or any of the Purchasers for purposes of or in connection with this Agreement or any transaction contemplated hereby, when taken as a whole, contains, and no such written information hereafter furnished by Seller to the Administrative Agent or any of the Purchasers, when taken as a whole, will contain, any material misstatement of fact or omit to state any material fact necessary to make such information (taken as a whole) not materially misleading in light of the circumstances under which made (it being recognized by the Administrative Agent and the Purchasers that any projections and forecasts provided by Seller are based on good faith estimates and assumptions believed by the Seller Parties to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may materially differ from projected or forecasted results).

(f)                                   Regulation U.  Seller is not engaged principally, or as one of its material activities, in the business of purchasing or carrying Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

(g)                                  Good Title.  Immediately prior to or contemporaneously with each Purchase hereunder, Seller shall be the legal and beneficial owner of all of the existing Receivables and Related Security with respect thereto, free and clear of any Adverse Claim except as created by the Transaction Documents and except for Permitted Liens.  There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Seller’s Security Interest in each Receivable, its Collections and the Related Security.

(h)                                 Perfection.

(i)                                     This Agreement is effective to, and shall, upon each Purchase hereunder, transfer to the Administrative Agent for the benefit of the or Purchasers (and the Administrative Agent, for the benefit of the Purchasers, shall acquire from Seller) a valid undivided percentage ownership interest in each Receivable existing as of the date of such Purchase and in all other Collateral, free and clear of any Adverse Claim, except as created by the Transactions Documents and except for Permitted Liens.

(ii)                                  Assuming the filing of the financing statements approved by Seller on the date hereof (which will be filed by the Administrative Agent or its representatives), this Agreement, together with the filing of such financing statements, is effective to, and shall, upon each Purchase hereunder, transfer to the Administrative Agent for the benefit of the relevant Purchaser or Purchasers (and the Administrative Agent for the benefit of such Purchaser or Purchasers shall acquire from Seller) a valid and perfected first priority Security Interest in each Receivable existing as of the date of such Purchase and in all other Collateral, free and clear of any Adverse Claim, except as created by the Transactions Documents.  In accordance with the preceding sentence, the Administrative Agent confirms that it or its representatives have duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect the Administrative Agent’s (on behalf of the Purchasers) Security Interest in the Collateral.

(i)                                     Places of Business and Locations of Records.  Seller’s principal place of business, chief executive office and the other locations (if any) where its Records are located are at the addresses listed on Exhibit III or such other locations of which the Administrative Agent and the Purchasers have been notified in accordance with Section 5.2(a) in jurisdictions where all action required by Section 12.4(a) has been taken and completed.  Seller’s Federal Employer Identification Number and Organizational Identification Number are correctly set forth on Exhibit III.

(j)                                    Collections.  The conditions and requirements set forth in Section 5.1(j) and Section 6.2 have at all times been satisfied and duly performed in all material respects.  Exhibit IV hereto (as updated from time to time by written notice from the Servicer to the Administrative Agent), sets forth (i) the names and addresses of all Collection Banks, together with the account numbers of the Collection Accounts, and (ii) the addresses of all Lock-Boxes, the numbers of all associated Collection Accounts and the name and address of each Collection Bank.  Seller has not granted any Person, other than the Servicer and the Administrative Agent) access to or control of any Lock-Box or Collection Account, or the right to take dominion and control of any such Lock-Box or Collection Account at a future time or upon the occurrence of a future event.  To the extent that funds other than Collections are deposited into any Collection Account, Seller or the Servicer can promptly trace and identify which funds constitute Collections.

(k)                                 Material Adverse Effect.  Since the date of Seller’s formation, no event has occurred that would have a material adverse effect on (i) the financial condition or operations of Seller, (ii) the ability of Seller to perform its obligations under the Transaction Documents to which it is a party, (iii) the legality, validity or enforceability of this Agreement or any other Transaction Document, (iv) the Administrative Agent’s or any Purchaser’s interest in any substantial portion of the Receivables, the Related Security or the Collections with respect thereto, or (v) the collectability of any substantial portion of the Receivables.

(l)                                     Names.  Except as stated on Exhibit V as amended from time to time upon written notice to the Administrative Agent provided all necessary UCC financing statements and financing statement amendments are delivered to the Administrative Agent in connection with such amendments, in the past five (5) years, Seller has not used any legal names, trade names or assumed names other than the name in which it has executed this Agreement.

(m)                             Ownership of Seller.  KapStone Kraft owns directly 100% of the issued and outstanding membership interests of Seller, free and clear of any Adverse Claim (other than Adverse Claims granted in connection with the Senior Credit Agreement.  Seller’s membership interests are validly issued and there are no options, warrants or other rights to acquire membership interests of Seller.

(n)                                 Not an Investment Company.  Seller is not required to register as an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” within the meaning of the Investment Company Act of 1940 or any successor statute.

(o)                                 Compliance with Law.  Seller has complied in all material respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

(p)                                 Compliance with Credit and Collection Policy.  Seller has complied in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract.

(q)                                 Payments to Applicable Originators.  With respect to each Receivable, Seller has given reasonably equivalent value to the applicable Originator in consideration therefor and such transfer was not made for or on account of an antecedent debt.  No transfer by any Originator of any Receivable under the Sale Agreement is or may be voidable under any section of the Bankruptcy Reform Act of 1978 (11 U.S.C. §§ 101 et seq.), as amended.

(r)                                    Enforceability of Contracts.  Each Contract with respect to each Receivable is effective to create, and has created, a valid and binding obligation of the related Obligor to pay the Outstanding Balance of such Receivable created thereunder and any accrued interest thereon, enforceable against such Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(s)                                   Eligible Receivables.  Each Receivable included in the Net Pool Balance on a Monthly Report as an Eligible Receivable was an Eligible Receivable as of the last day of the period covered by such Monthly Report, and the Outstanding Balance of each such Eligible Receivable as of the last day of the Calculation Period covered by such Monthly Report was accurately set forth on such Monthly Report.

(t)                                    [Reserved].

(u)                                 Financial Information.  All balance sheets, all statements of income and of cash flow and all other financial information of Seller (other than projections) furnished to the Administrative Agent or any of the Purchasers and described in Section 5.1 have been or will be prepared in accordance with GAAP and do or will present fairly in all material respects the financial condition and results of operations of Seller, as at such dates and for such periods in accordance with GAAP, subject, in the case of unaudited financial statements, to changes resulting from normal year-end audit adjustments and the absence of footnotes.

(v)                                 OFAC.  Seller is not, and, to the knowledge of Seller, no director, manager, officer, employee, agent, affiliate or representative thereof, is an individual or entity currently the subject of any Sanctions, nor is Seller located, organized or resident in a country or territory that is the subject of Sanctions.

Section 3.2.                                 Representations and Warranties of the Servicer.  The Servicer hereby represents and warrants to the Administrative Agent and the Purchasers as of the date hereof and as of each Purchase Date that:

(a)                                 Organization.  The Servicer is validly existing and in good standing under the laws of Delaware; and the Servicer is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify would not have a Material Adverse Effect.

(b)                                 Authorization; No Conflict.  The Servicer is duly authorized to execute and deliver each Transaction Document to which it is a party and to perform its obligations thereunder.  The execution, delivery and performance by the Servicer of each Transaction Document to which it is a party, do not and will not (a) require any consent or approval of any Governmental Authority (other than any consent or approval which has been obtained and is in full force and effect), (b) conflict with (i) any provision of Law, (ii) the charter, by-laws or other organizational documents of the Servicer or (iii) any agreement, indenture, instrument or other document material to the business of the Servicer, or any judgment, order or decree, which is binding upon the Servicer or any of its properties or (c) require, or result in, the creation or imposition of any Adverse Claim on any asset of the Servicer (other than Adverse Claims in favor of the Administrative Agent and the Purchasers created pursuant to the Transaction Documents).

(c)                                  Validity and Binding Nature.  Each of this Agreement and each other Transaction Document to which the Servicer is a party is the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

(d)                                 Financial Condition.  The Servicer’s financial statements filed with the SEC, present fairly in all material respects the consolidated financial condition and results of operations of the Servicer and its Subsidiaries, in each case, as at such dates and for such periods in accordance with GAAP, subject, in the case of unaudited financing statements, to changes resulting from normal year-end audit adjustments and the absence of footnotes.

(e)                                  No Material Adverse Change.  Since December 31, 2013, except as set forth in the Servicer’s reports on Forms 10-K, 10-Q and 8-K filed with the SEC at least two (2) Business Days prior to the Closing Date, there has been no material adverse change in the financial condition, operations, assets, business or properties of the Servicer and its Subsidiaries taken as a whole.

(f)                                   Litigation and Contingent Liabilities.  Except as set forth in the Servicer’s reports on Forms 10-K, 10-Q and 8-K filed with the SEC at least two (2) Business Days prior to the Closing Date, no litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to the knowledge of a Responsible Employee of the Servicer, threatened in writing against the Servicer or its Subsidiaries as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

(g)                                  ERISA Compliance.

(i)                                     Except for any occurrences that are not reasonably expected to result in a Material Adverse Effect, (a) each Pension Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state laws, (B) each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Pension Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code or an application for such a letter is currently being processed by the Internal Revenue Service or such Pension Plan is entitled to rely on an opinion letter issued by the Internal Revenue Service with respect to the prototype plan on which such Pension Plan is based and (C) to the knowledge of the Servicer, nothing has occurred that would prevent, or cause the loss of, the tax-qualified status of any Pension Plan.

(ii)                                  There are no pending or, to the knowledge of the Servicer, threatened claims, actions or lawsuits, or actions by any Governmental Authority, with respect to any Pension Plan that are reasonably expected to have a Material Adverse Effect.  To the knowledge of the Servicer, there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Pension Plan that has resulted or is reasonably expected to result in a Material Adverse Effect.

(iii)                               (i) Since December 31, 2013, no ERISA Event has occurred, (ii) except for any failures that are not reasonably expected to result in a Material Adverse Effect, since December 31, 2013 the Servicer and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is sixty percent (60%) or higher, other than for any Pension Plan with respect to which the failure to attain such percentage would not reasonably be expected to result in a Material Adverse Effect; (iv) neither the Servicer nor any ERISA Affiliate has engaged in a transaction that has resulted in liability under Section 4069 of ERISA which has resulted in a Material Adverse Effect to the Servicer.

(h)                                 Investment Company Act.  The Servicer is not required to be registered as an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” within the meaning of the Investment Company Act of 1940.

(i)                                     Taxes.  The Servicer and each of its Subsidiaries has timely filed all material Tax returns and reports required by law to have been filed by it and has paid all Taxes and governmental charges due and payable with respect to such return which, if unpaid, could become a Lien on any of its property, except any such Taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

(j)                                    Information.  No Monthly Report or other written information furnished by the Servicer to the Administrative Agent or any Purchaser for purposes of or in connection with this Agreement and the transactions contemplated hereby, when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make such information (taken as a whole) not materially misleading in light of the circumstances under which made (it being recognized by the Administrative Agent and the Purchasers that any projections and forecasts provided by the Servicer are based on good faith estimates and assumptions believed by the Servicer to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may materially differ from projected or forecasted results).

(k)                                 OFAC.  Neither the Servicer, nor any of its Subsidiaries, nor, to the knowledge of the Servicer, any director, officer, employee, agent, affiliate or representative of the Servicer or any of its Subsidiaries is an individual or entity currently the subject of any Sanctions, nor is the Servicer or any of its Subsidiaries located, organized or resident in a country or territory that is the subject of Sanctions.

(l)                                     Collections.  The conditions and requirements set forth in Section 5.1(j) and Section 6.2 have at all times been satisfied and duly performed in all material respects by Seller or the Servicer.  Exhibit IV hereto (as updated from time to time by written notice from the Servicer to the Administrative Agent), sets forth (i) the names and addresses of all Collection Banks, together with the account numbers of the Collection Accounts, and (ii) the addresses of all Lock-Boxes, the numbers of all associated Collection Accounts and the name and address of each Collection Bank.  Seller has not granted any Person, other than the Servicer and the Administrative Agent, access to or control of any Lock-Box or Collection Account, or the right to take dominion and control of any such Lock-Box or Collection Account at a future time or upon the occurrence of a future event.  To the extent that funds other than Collections of Receivables are deposited into any Collection Account, the Servicer can promptly trace and identify which funds constitute Collections of the Receivables.

(m)                             Ownership of KapStone Kraft.  The Servicer owns directly 100% of the issued and outstanding Capital Stock of all classes of KapStone Kraft.  KapStone Kraft’s Capital Stock is validly issued and there are no options, warrants or other rights to acquire Capital Stock of KapStone Kraft.

(n)                                 Compliance with Credit and Collection Policy.  The Servicer has complied in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract.

ARTICLE IV.

CONDITIONS OF CLOSING AND PURCHASES

Section 4.1.                                 Conditions Precedent to Closing.  The effectiveness of this Agreement is subject to the conditions precedent that (a) the Administrative Agent shall have received on or before the date of such Purchase those documents listed on Schedule B, and (b) the Administrative Agent and the Purchasers (or, in the case of PNC, PNC Capital Markets LLC) shall have received all Fees required to be paid on such date pursuant to the terms of the Fee Letter.

Section 4.2.                                 Conditions Precedent to Initial Purchase.  The initial Purchase under this Agreement may be made on or after the Effective Date and is subject to the conditions precedent that (a) the conditions in Section 4.1 have been satisfied, and (b) the Administrative Agent and the Purchasers shall have received expenses required to be paid as of such date pursuant to the terms of this Agreement for which Seller has received an invoice as of the Effective Date.

Section 4.3.                                 Conditions Precedent to All Purchases.  Each Incremental Purchase and each Reinvestment shall be subject to the conditions precedent that (a) the Servicer shall have delivered to the Purchasers on or prior to the date of such Purchase, in form satisfactory to the Administrative Agent, all Monthly Reports as due on or before the applicable Purchase Date under Section 6.6 within any applicable period of grace unless waived in accordance with this Agreement, (b) the Facility Termination Date shall not have occurred, and (c) on the applicable Purchase Date, the following statements shall be true (and acceptance of the proceeds of such Purchase shall be deemed a representation and warranty by Seller that such statements are then true):

(i)                                     the representations and warranties set forth in Article III are true and correct in all material respects on and as of the Purchase Date of such Purchase as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall remain true and correct in all material respects as of such earlier date;

(ii)                                  no event has occurred and is continuing, or would result from such Purchase, that constitutes an Amortization Event or a Potential Amortization Event; and

(iii)                               no Investment Excess exists or will result from such Purchase.

It is expressly understood that each Reinvestment shall, unless otherwise directed by the Administrative Agent (with the consent or at the direction of the Purchasers), occur automatically on each day that the Servicer shall receive any Collections without the requirement that any further action be taken on the part of any Person and notwithstanding the failure of Seller to satisfy any of the foregoing conditions precedent in respect of such Reinvestment.  The failure of Seller to satisfy any of the foregoing conditions precedent in respect of any Reinvestment shall give rise to a right of the Administrative Agent, which right may be exercised at any time on demand of the Administrative Agent (with the consent or at the direction of the Purchasers), to rescind the related Reinvestment and direct Seller to pay to the Administrative Agent for the benefit of the Purchasers an amount equal to the Collections prior to the Amortization Date that were applied to the affected Reinvestment.

ARTICLE V.

COVENANTS

Section 5.1.                                 Affirmative Covenants of Seller Parties.  Until the date on which the Aggregate Unpaids have been paid in full (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) and the termination or expiration of all of the Commitments:

(a)                                 Financial Reporting.  Each of the Seller Parties will maintain for itself a system of accounting established and administered in accordance with GAAP, and furnish or cause to be furnished to the Administrative Agent (for prompt distribution to the Purchasers):

(i)                                     Annual Report.  Promptly when available and in any event within 90 days after the close of each Fiscal Year, (A) in the case of the Servicer, a consolidated balance sheet of the Performance Guarantor and its Subsidiaries for such Fiscal Year, and the related statements of earnings and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and (B) in the case of the Seller, unaudited financial statements of Seller for such Fiscal Year.

(ii)                                  Interim Reports.  In the case of the Servicer, (i) promptly when available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, consolidated balance sheets of the Performance Guarantor and its Subsidiaries as of the end of such Fiscal Quarter, together with consolidated statements of earnings and cash flows for such Fiscal Quarter and for the period beginning with the first day of such Fiscal Year and ending on the last day of such Fiscal Quarter, together with a comparison with the corresponding period of the previous Fiscal Year, certified by a Responsible Employee of the Performance Guarantor as fairly presenting in all material respects the financial condition and results of operations of the Performance Guarantor and its Subsidiaries in accordance with GAAP, subject only to changes resulting from normal year-end audit adjustments and subject to the absence of footnotes; and (ii) promptly upon request of the Administrative Agent, consolidated balance sheets of the Performance Guarantor and its Subsidiaries as of the end of

the most recent month, together with consolidated statements of earnings and a consolidated statement of cash flows for such month and for the period beginning with the first day of such Fiscal Year and ending on the last day of such month, together with a comparison with the corresponding period of the previous Fiscal Year.

(iii)                               Reports to the SEC and to Shareholders.  In the case of the Servicer, promptly upon the filing or sending thereof, copies of all regular, periodic or special reports of any Seller Party or its Subsidiaries filed with the SEC; copies of all registration statements of any Seller Party filed with the SEC (other than on Form S-8); and copies of all proxy statements or other communications made to security holders generally.

(iv)                              Other Information.  Promptly, from time to time, such other information, documents, records or reports relating to the Receivables or the financial condition, operations or business of such Seller Party as the Administrative Agent or any Purchaser may from time to time reasonably request in order to protect the interests of the Administrative Agent and the Purchasers under or as contemplated by this Agreement.

Documents required to be delivered pursuant to Section 5.1(a) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which (i) any Seller Party posts such documents, or provides a link thereto on such Seller Party’s website on the Internet at the website address listed on Schedule 12.2; or (ii) such documents are posted on such Seller Party’s behalf on an Internet or intranet website, if any, to which each Purchaser and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

(b)                                 Notices.  Seller (or the Servicer on its behalf) will notify the Purchasers in a writing signed by a Responsible Employee of the occurrence of any of the following promptly upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto:

(i)                                     Amortization Events or Potential Amortization Events.  The occurrence of any Amortization Event and any Potential Amortization Event.

(ii)                                  Material Adverse Effect.  The occurrence of any event or condition that has had a Material Adverse Effect;

(iii)                               Termination Date.  The occurrence of the “Termination Date” under the Sale Agreement.

(iv)                              Change of Independent Director.  At least ten (10) days prior to any proposed change of the Independent Director, notice of such proposed change together with a certificate of Seller certifying that the proposed replacement director satisfies the criteria set forth in the definition of “Independent Director.”

(c)                                  Compliance with Laws and Preservation of Legal Existence.  Such Seller Party will comply, in all material respects, with all applicable Laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.  Such Seller Party will preserve and maintain (i) its existence and good standing in the jurisdiction of its organization, and (ii) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (other than such jurisdictions in which the failure to be qualified or in good standing could not reasonably be expected to have a Material Adverse Effect.

(d)                                 Audits.  Such Seller Party will, from time to time during regular business hours as requested by the Administrative Agent or any of the Purchasers upon not less than ten (10) days’ written notice and at the sole cost of such Seller Party, permit the Administrative Agent (accompanied by any Purchaser), or its respective agents or representatives (and shall cause each Originator to permit the Administrative Agent (accompanied by any Purchaser), or its respective agents or representatives):  (i) to examine and make copies of and abstracts from all Records in the possession or under the control of such Person relating to the Receivables and the Related Security, including, without limitation, the related Contracts, and (ii) to visit the offices and properties of such Person during reasonable business hours for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to such Person’s financial condition or the Receivables and the Related Security or any Person’s performance under any of the Transaction Documents or any Person’s performance under the Contracts and, in each case, with any of the officers or employees of Seller or the Servicer having knowledge of such matters (each such visit, a “Review”); provided that, so long as no Amortization Event has occurred and is continuing, only one Review (which Review may apply to both the Seller and the Servicer) will be permitted under this clause (d) in any Contract Year.

(e)                                  Keeping and Marking of Records and Books.

(i)                                     The Servicer will (and will cause each Originator to) maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the immediate identification of each new Receivable and all Collections of and adjustments to each existing Receivable).  The Servicer will (and will cause each Originator to) give each of the Purchasers notice of any material change in the administrative and operating procedures related to collection procedures, cash application, credit approval, credit memo approval and payment terms.

(ii)                                  The Servicer will (and will cause each Originator to) (A) on or prior to the Effective Date, include a notation in its master data processing records relating to the Receivables to indicate that the Receivables are “SOLD RECEIVABLES” or mark or program its customer master table so that all reports printed therefrom relating to the Receivables will contain “SOLD RECEIVABLES” in the title of such report, and (B) solely if requested by the Administrative Agent following the occurrence and during the continuation of an Amortization Event, deliver to the Administrative Agent all Contracts (and will use best efforts to deliver all multiple originals of any such Contract) relating to the Receivables that are in the Servicer’s possession.

(f)                                   Compliance with Contracts and Credit and Collection Policy.  The Servicer will (and will cause each Originator to) timely and fully (i) perform and comply in all material respects with all provisions, covenants and duties required to be observed by it under the Contracts related to the Receivables, and (ii) comply in all material respects with the Credit and Collection Policy in regard to each Receivable and the related Contract.

(g)                                  Performance and Enforcement of the Sale Agreement and the Performance Undertaking.  Seller will perform, and will require each of the Originators to perform, each of its obligations and undertakings under and pursuant to the Sale Agreement.  Seller will purchase Receivables under the Sale Agreement in strict compliance with the terms thereof and will diligently enforce the rights and remedies accorded to it as the buyer under the Sale Agreement.  Seller will take all actions to perfect and enforce its rights and interests (and the rights and interests of the Administrative Agent and the Purchasers as assignees of Seller) under the Sale Agreement and the Performance Undertaking as the Administrative Agent may from time to time reasonably request, including, without limitation, making claims to which it may be entitled under any indemnity, reimbursement or similar provision contained in the Sale Agreement.

(h)                                 Ownership.  Seller will (or, to the extent required pursuant to the Sale Agreement, will require each Originator to) take all necessary action to (i) vest legal and equitable title to the Receivables, the Related Security and the Collections irrevocably in Seller, free and clear of any Adverse Claims other than Adverse Claims in favor of the Administrative Agent, for the benefit of the Purchasers, and (ii) establish and maintain, in favor of the Administrative Agent, for the benefit of the Purchasers, a valid and perfected first priority Security Interest in the Collateral to the full extent contemplated herein, free and clear of any Adverse Claims other than Adverse Claims in favor of the Administrative Agent for the benefit of the Purchasers (including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions) to perfect the Administrative Agent’s (for the benefit of the Purchasers) Security Interest in the Collateral and such other action to perfect, protect or more fully evidence the Security Interest of the Administrative Agent for the benefit of the Purchasers as the Administrative Agent or any Purchaser may reasonably request.

(i)                                     Separateness.  Seller acknowledges that the Administrative Agent and the Purchasers are entering into the transactions contemplated by this Agreement in reliance upon

Seller’s identity as a legal entity that is separate from each of the Originators and their respective other Affiliates (each, a “Related Entity”).  Seller will:

(i)                                     maintain its books and records and bank accounts separate from those of any other Related Entity;

(ii)                                  at all times hold itself out to the public and all other Persons as a legal entity separate from its member and any other Person;

(iii)                               have a board of directors separate from that of its member and any other Person;

(iv)                              file its own tax returns, if any, as may be required under applicable law, to the extent (1) not part of a consolidated group filing a consolidated return or returns or (2) not treated as a division for tax purposes of another taxpayer, and pay any taxes so required to be paid under applicable law;

(v)                                 except as contemplated herein or in any other Transaction Document, not commingle its assets with assets of any other Person;

(vi)                              conduct its business in its own name and strictly comply with all organizational formalities to maintain its separate existence;

(vii)                           maintain separate financial statements;

(viii)                        pay its own liabilities only out of its own funds;

(ix)                              maintain an arm’s length relationship with each other Related Entity;

(x)                                 pay the salaries of its own employees, if any;

(xi)                              not hold out its credit or assets as being available to satisfy the obligations of others;

(xii)                           allocate fairly and reasonably with other Persons any overhead for shared office space;

(xiii)                        except as contemplated herein or in any other Transaction Document, use separate stationery, invoices and checks;

(xiv)                       except as contemplated herein or in any other Transaction Document, not pledge its assets for the benefit of any other Person;

(xv)                          correct any known misunderstanding regarding its separate identity;

(xvi)                       maintain adequate capital in light of its contemplated business purpose, transactions and liabilities;

(xvii)                    cause its Board of Directors to keep minutes of any meetings and actions and observe all other Delaware limited liability company formalities;

(xviii)                 not acquire any securities of its member;

(xix)                       act solely in its own name and through its own authorized managers, directors, members, officers and agents, except as expressly permitted under the Transaction Documents; and

(xx)                          cause its directors, officers, agents and other representatives to act at all times with respect to Seller consistently and in furtherance of the foregoing and in the best interests of Seller.

(j)                                    Collections.  The Seller Parties shall, or will cause the Originators to, direct all Obligors to make payments of the Receivables (i) directly to a Lock-Box that clears through a Collection Account which, at all times after October 10, 2014, is subject to a Control Agreement, or (ii) directly to a Collection Account which, at all times after October 10, 2014, is subject to a Control Agreement.

(k)                                 Taxes.  Such Seller Party will file all federal and all other material Tax returns and reports required by law to be filed by it and will promptly pay all Taxes and governmental charges at any time owing which, if unpaid, could become a Lien on any of its property, except any such Taxes which are not yet delinquent or are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.  Seller will pay when due any Taxes payable in connection with the Receivables, exclusive of Excluded Taxes.

Section 5.2.                                 Negative Covenants of Seller Parties.  Until the date on which the Aggregate Unpaids have been paid in full (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) and the termination or expiration of all of the Commitments:

(a)                                 Name Change, Offices and Records.  Seller will not change its name, identity or legal structure (within the meaning of Section 9-507(c) of any applicable enactment of the UCC) or relocate its chief executive office or any office where Records are kept unless it shall have:  (i) given the Administrative Agent and the Purchasers at least thirty (30) days’ prior written notice thereof and (ii) delivered to the Administrative Agent all financing statements, instruments and other documents reasonably requested by the Administrative Agent in connection with such change or relocation.

(b)                                 Change in Payment Instructions to Obligors.  Except as may be required by the Administrative Agent pursuant to Section 6.2(d) from and after the Dominion Date, such Seller Party will not (i) add or terminate any bank as a Collection Bank, (ii) add or terminate any Lock-Box or Collection Account, unless the Administrative Agent shall have received:  (A) at least ten (10) days before the proposed effective date therefor, written notice of such addition, termination or change, together with an updated version of each of Exhibit III to the Sale Agreement and Exhibit IV to this Agreement, (B) with respect to the addition of a Collection Account, an executed Control Agreement (or an executed amendment to an existing Control Agreement) with respect to the new Collection Account prior to depositing any Collections therein, and (C) concurrently with or promptly after termination of any Collection Account, an executed amendment to the applicable Control Agreement reflecting the terminated Collection Account’s deletion.  In addition, except as may be required by the Administrative Agent pursuant to Section 6.2(d) from and after the Dominion Date, such Seller Party will not make any change in the instructions to any Obligor as to where payments on the Receivables should be made; provided, however, that the Servicer may make changes in instructions to Obligors regarding payments if such new instructions require such Obligor to make payments to another existing Collection Account that is subject to a Control Agreement.

(c)                                  Modifications to Contracts and Credit and Collection Policy.  The Servicer will not make any change to the Credit and Collection Policy that could reasonably be expected to adversely impact the Receivables in any material respect without the prior written consent of the Administrative Agent (which consent will not be unreasonably withheld or delayed but which, may be conditioned upon changes in one or more ratios, reserves or Concentration Limits contained in this Agreement to the extent they are impacted by such change).  Except as provided in Section 6.2(d), no Seller Party will, or will permit any Originator to, extend, amend or otherwise modify the payment terms of any Receivable or any Contract related to such Receivable in any material respect other than in accordance with the Credit and Collection Policy.

(d)                                 Sales, Liens.  Other than the Receivable Interests and the ownership and Security Interests contemplated by the Transaction Documents, Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Receivable, Related Security or Collections, or upon or with respect to any Contract under which any Receivable arises, or any Lock-Box or Collection Account, or assign any right to receive income with respect thereto (other than, in each case, the creation of the interests therein in favor of the Administrative Agent for the benefit of the Purchasers provided for herein), and Seller will defend the right, title and interest of the Administrative Agent and the Purchasers in, to and under any of the foregoing property, against all claims of third parties claiming through or under Seller or any Originator.

(e)                                  Termination of Sale Agreement.  Except as otherwise permitted under Section 7.1(k), Seller will not terminate the Sale Agreement or send any termination notice to any Originator in respect thereof, without the prior written consent of each of the Purchasers.

(f)                                   Restricted Junior Payments.  After the occurrence and during the continuance of any Amortization Event, Seller will not make any Restricted Junior Payment while any Aggregate Unpaids remain outstanding.

(g)                                  Seller Debt.  Except as contemplated by the Transaction Documents, Seller will not incur or permit to exist any Debt or liability on account of deposits except:  (i) the Aggregate Unpaids, (ii) the Subordinated Loans, and (iii) other current accounts payable arising in the ordinary course of business and not overdue, unless such overdue accounts payable are disputed and being contested in good faith.

(h)                                 Sanctions.  Seller will not, directly or indirectly, use the proceeds of any Purchase, or lend, contribute or otherwise provide such proceeds to any Affiliate, joint venture partner or other individual or entity, to fund activities of or business with any individual or entity in a Designated Jurisdiction that, at the time of funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity participating in the transaction, whether as the Administrative Agent, a Purchaser or otherwise, of Sanctions.

ARTICLE VI.

ADMINISTRATION AND COLLECTION

Section 6.1.                                 Designation of the Servicer.

(a)                                 The servicing, administration and collection of the Receivables shall be conducted by such Person (the “Servicer”) so designated from time to time in accordance with this Section 6.1.  KapStone Paper is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms of this Agreement.  At any time after the occurrence and during the continuance of an Amortization Event resulting from an action or inaction of, or circumstance existing with respect to, the Servicer (each, a “Servicer Termination Event”), the Administrative Agent and the Purchasers may at any time, upon written notice to the current Servicer and the Seller, designate as the Servicer any Person to succeed KapStone Paper or any successor Servicer.

(b)                                 KapStone Paper may delegate to the Originators, as sub-servicers of the Servicer (each such Originator, a “Sub-Servicer”), certain of its duties and responsibilities as the Servicer hereunder in respect of the Receivables originated by such Originators.  Without the prior written consent of the Purchasers, the Servicer shall not be permitted to delegate any of its duties or responsibilities as the Servicer to any Person other than (i) the Originators, and (ii) with respect to certain Charged-Off Receivables, outside collection agencies in accordance with its customary practices.  None of the Sub-Servicers shall be permitted to further delegate to any other Person any of the duties or responsibilities of the Servicer delegated to it by KapStone Paper.  If at any time following the occurrence of a Servicer Termination Event, the Purchasers shall designate as the Servicer any Person other than KapStone Paper, all duties and responsibilities theretofore delegated by KapStone Paper to any of the Sub-Servicers shall automatically be terminated.

(c)                                  Notwithstanding the foregoing subsection (b), (i) the Servicer shall be and remain primarily liable to the Administrative Agent and the Purchasers for the full and prompt performance of all duties and responsibilities of the Servicer hereunder in accordance with the terms hereof and (ii) the Administrative Agent and the Purchasers shall be entitled to deal exclusively with the Servicer in matters relating to the discharge by the Servicer of its duties and responsibilities hereunder.  The Administrative Agent and the Purchasers shall not be required to give notice, demand or other communication to any Person other than the Servicer in order for communication to the Servicer and the Sub-Servicers or other delegate with respect thereto to be accomplished.  The Servicer, at all times that it is the Servicer, shall be responsible for providing any Sub-Servicer or other delegate of the Servicer with any notice given to the Servicer under this Agreement.

Section 6.2.                                 Duties of the Servicer.

(a)                                 The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect each Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy.

(b)                                 The Servicer shall direct all Obligors to make payments of the Receivables (i) directly to a Lock Box that clears through a Collection Account which, at all times after October 10, 2014, is subject to a Control Agreement; or (ii) directly to a Collection Account which, at all times after October 10, 2014, is subject to a Control Agreement.  If, notwithstanding the foregoing, any Obligor makes payment to any Seller Party or Originator, the Seller or the Servicer, as the case may be, agrees to remit, or to cause the applicable Originator to remit, any Collections (including any security deposits applied to the Outstanding Balance of any Receivable) that it receives on Receivables directly to a Collection Account that, at all times after October 10, 2014, is subject to a Control Agreement within one (1) Business Day after receipt thereof, and further agrees that all such Collections shall be deemed to be received in trust for the Administrative Agent and the Purchasers; provided that prior to the Dominion Date, the Seller or the Servicer may retain such Collections until required to be turned over to the Administrative Agent or the Purchasers on the next Settlement Date.

(c)                                  [Reserved].

(d)                                 The Servicer (and from and after the Dominion Date, the Administrative Agent) shall administer the Collections in accordance with the procedures described herein and in Article II.  Subject to the last sentence of this Section 6.2(d), the Servicer (and from and after the Dominion Date, the Administrative Agent) shall hold in trust for the account of Seller and each Purchaser their respective shares of the Collections in accordance with Article II.  From and after the Dominion Date, to the extent any Collections come into the possession of the Servicer, the Servicer shall, upon the request of the Administrative Agent, segregate, in a manner acceptable to the Administrative Agent, all such Collections from the general funds of the Servicer or Seller prior to the remittance thereof in accordance with Article II to the extent of any accrued and unpaid Aggregate Unpaids, and the requirement to continue such segregation shall continue until the Amortization Event giving rise to the Dominion Date is waived in the sole discretion of the Purchasers.  Subject to Section 2.2, at all times while the Servicer is required to segregate Collections pursuant to the preceding sentence, the Servicer shall segregate and deposit with a bank designated by the Administrative Agent such allocable share of Collections of Receivables set aside for the Purchasers on the first Business Day following receipt by the Servicer of such Collections, duly endorsed or with duly executed instruments of transfer.  Notwithstanding anything in this Agreement to the contrary, for so long as the Administrative Agent is not permitted to and has not requested the segregation of Collections in accordance with this Section 6.2(d) and KapStone Paper or one of its Affiliates is the Servicer, the Servicer may process Collections as a part of a central cash management system maintained by KapStone Paper and its Affiliates, which system shall include written records (which may be electronic) of all debits and credits attributable to Seller and its Receivables and all other participants in such system and, prior to the Dominion Date, such funds may be commingled with other funds of KapStone Paper and its Affiliates.

(e)                                  The Servicer may, in accordance with the Credit and Collection Policy, extend the maturity of any Receivable or adjust the Outstanding Balance of any Receivable as the Servicer determines to be appropriate to maximize Collections thereof; provided, however, that such extension or adjustment shall not alter the status of such Receivable as a Delinquent Receivable, Defaulted Receivable or Charged-Off Receivable or limit the rights of the Administrative Agent or the Purchasers under this Agreement.  Notwithstanding anything to the contrary contained herein, following the occurrence and during continuation of an Amortization Event, the Administrative Agent shall have the absolute and unlimited right to direct the Servicer to commence or settle any legal action with respect to any Defaulted Receivable or to foreclose upon or repossess any Related Security to the extent not in contravention of the related Contracts or applicable Law.

(f)                                   The Servicer shall hold in trust for Seller and the Administrative Agent and each Purchaser all Records in its possession that (i) evidence or relate to the Receivables, the related Contracts and Related Security or (ii) are otherwise necessary or desirable to collect the Receivables and shall, following the occurrence and during the continuance of an Amortization Event, as soon as practicable upon demand of the Administrative Agent, deliver or make available to the Administrative Agent all such Records, at a place selected by the Administrative Agent.  The Servicer shall, one (1) Business Day following receipt thereof, turn over (A) to Seller any cash Collections or other cash proceeds in accordance with Article II and (B) to the applicable Person any cash collections or other cash proceeds received with respect to Debt not constituting Receivables.  The Servicer shall, from time to time at the request of the Administrative Agent or any Purchaser, furnish to the Purchasers (not later than two (2) Business Days after any such request) a calculation of the amounts set aside for the Purchasers pursuant to Article II.

(g)                                  If any payment by an Obligor in respect of any indebtedness owed by it to an Originator or Seller has not been applied to the applicable Invoice within 30 days after its receipt, such payment shall, as between such Originator or Seller and the Administrative Agent and the Purchasers, except as otherwise specified by such Obligor or otherwise required by Contract or law and unless otherwise instructed by the Administrative Agent, be applied as a Collection of any Receivable of such Obligor (starting with the oldest such Receivable) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.

Section 6.3.                                 Collection Accounts.  Subject to the terms of the applicable Control Agreement, at all times after October 10, 2014, the Seller shall either (a) grant to the Administrative Agent for the benefit of the Purchasers “control” (within the meaning of the UCC) over each Collection Account and each Collection Account from time to time identified by the Administrative Agent or (b) obtain such “control” over each Collection Account and assign its “control” rights to the Administrative Agent for the benefit of the Purchasers.

Section 6.4.                                 Notices of Exclusive Control.  The Administrative Agent is authorized to date and to deliver to the Collection Banks the Notices of Exclusive Control at any time after the occurrence and during the continuance of an Amortization Event.  Subject to the terms of the applicable Control Agreement, the applicable Originator or Seller has transferred to the Administrative Agent, for the benefit of the Purchasers, exclusive “control” over each Collection Account identified on Exhibit IV hereto; provided, however, that the Seller Parties shall retain the right to direct dispositions of funds from the Collection Accounts prior to the Dominion Date.  Each of the Seller Parties hereby authorizes the Administrative Agent, and agrees that the Administrative Agent shall be entitled (a) at any time after delivery of the Notices of Exclusive Control, to endorse the applicable Seller Party’s (or the applicable Originator’s) name on checks and other instruments representing Collections, (b) at any time after an Amortization Event hereunder has occurred and is continuing, to enforce the Receivables, the related Contracts and the Related Security, and (c) at any time after an Amortization Event hereunder has occurred and is continuing, to take such action as shall be necessary or desirable to cause all cash, checks and other instruments constituting Collections of Receivables to come into the possession of the Administrative Agent rather than the Seller Parties or the Originators.

Section 6.5.                                 Responsibilities under Contracts.  Anything herein to the contrary notwithstanding, the exercise by the Administrative Agent and the Purchasers of their rights hereunder shall not release the Servicer, any Originator or Seller from any of their duties or obligations with respect to any Receivables or under the related Contracts.  The Purchasers shall have no obligation or liability with respect to any Receivables or related Contracts, nor shall any of them be obligated to perform the obligations of Seller or any Originator.

Section 6.6.                                 Reports.

(a)                                 On each Monthly Reporting Date (and on such other dates as any Purchaser may reasonably request upon reasonable advance notice; provided that the Purchasers will not request more than one additional report in any Calculation Period), the Servicer shall prepare and deliver not later than 11:00 a.m. (New York City time) to the Purchasers, (i) a Monthly Report for the calendar month (or portion thereof) then most recently ended in the form of Exhibit VIII hereto (appropriately completed and executed), and (ii) an electronic file of the data contained therein.

(b)                                 At such times as any Purchaser shall reasonably request, the Servicer shall prepare and deliver not later than 11:00 a.m. (New York City time) five (5) Business Days after such request a listing by Obligor of all Receivables together with an aging of such Receivables.

Section 6.7.                                 Servicing Fees.  In consideration of KapStone Paper’s agreement to act as the Servicer hereunder, so long as KapStone Paper shall continue to perform as the Servicer hereunder, KapStone Paper shall be paid a fee (the “Servicing Fee”) on each Monthly Payment Date, in arrears for the immediately preceding Calculation Period, equal to 1.0% per annum of the aggregate Outstanding Balance of all Receivables as of the first day of such period.  The Servicer shall retain the payment of the Servicing Fee from Collections held on behalf of the Seller pursuant to Section 2.1.  At any time while the Servicer is not an Affiliate of Seller, the Servicing Fee shall be computed at such rate per annum as the Administrative Agent, Seller and the substitute the Servicer may mutually agree.

ARTICLE VII.

AMORTIZATION EVENTS

Section 7.1.                                 Amortization Events.  The occurrence of any one or more of the following events shall constitute an “Amortization Event”:

(a)                                 (i) Seller shall fail to make any payment of Capital required to be paid by it under this Agreement or the Fee Letter; or (ii) Seller or the Servicer shall fail to make any payment or deposit of any other amount required to be paid or deposited by it to the Administrative Agent or any of the Purchasers or Indemnified Parties under this Agreement or the Fee Letter and such failure under this clause (ii) continues for three (3) consecutive days after the date when the same was required to be made.

(b)                                 Any Seller Party shall fail to perform or observe any covenant contained in any provision of Section 5.2 or Section 6.6 and such failure continues for two (2) consecutive Business Days after the date when the same is required to be performed.

(c)                                  Any Seller Party shall fail to perform or observe any other covenant, agreement or other obligation hereunder (other than as referred to in another paragraph of this Section 7.1) or any other Transaction Document to which it is a party and such failure shall continue for thirty (30) days following the earlier to occur of (i) notice from the Administrative Agent or any of the Purchasers of such non-performance or non-observance, or (ii) the date on which a Responsible Employee of such Seller Party has knowledge of such non-performance or non-observance.

(d)                                 Any representation, warranty, certification or statement made by any Seller Party in this Agreement, any other Transaction Document or in any other document required to be delivered pursuant hereto or thereto shall prove to have been incorrect when made or deemed made in any material respect; provided that to the extent such false or misleading representation occurs under any of Section 3.1(i), Section 3.1(g), Section 3.1(h), Section 3.1(p), Section 3.1(q) or Section 3.1(s), no Amortization Event shall occur under this Section 7.1(d) if a Deemed Collection is applied to reduction of the Outstanding Balance of the affected Receivable(s) as provided in Section 1.5.

(e)                                  [Reserved]

(f)                                   (i) Seller shall fail to pay any principal of or premium or interest on any of its Debt (other than Debt under this Agreement) in an amount in excess of $15,324, individually or in the aggregate which is outstanding when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(ii) (A) Except for Contingent Liabilities arising with respect to indemnification obligations of any Seller Party or its Subsidiaries (other than Seller) being contested in good faith by appropriate proceedings and for which such Seller Party or such Subsidiary maintains adequate reserves, any default shall occur under the terms applicable to any Debt of any Seller Party or any of its Subsidiaries (other than Seller) in an aggregate amount (for all such Debt so affected and including undrawn committed or available amounts and amounts owing to all creditors under any combined or syndicated credit arrangement) exceeding $20,000,000 and such default shall (1) consist of the failure to pay such Debt when due, whether by acceleration or otherwise, or (2) accelerate the maturity of such Debt or cause the holder or holders thereof, or any trustee or agent for such holder or holders to cause, such Debt to become due and payable (or require any Seller Party or any of its Subsidiaries (other than Seller) to purchase or redeem such Debt or post cash collateral in respect thereof) prior to its expressed maturity or (B) there occurs under any Swap Contract (as defined in the Senior Credit Agreement) an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Performance Guarantor or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (C) any Termination Event (as defined in such Swap Contract) under such Swap Contract as to which the Performance Guarantor or any Subsidiary is an Affected Party (as defined in such Swap Contract) and, in either event, the termination value or other amount owed by the Performance Guarantor or such Subsidiary (other than Seller) as a result thereof is greater than $20,000,000.

(g)                                  An Event of Bankruptcy shall occur with respect to any Seller Party or any Originator.

(h)                                 As at the end of any calendar month:

(i)                                     the average of the Delinquency Ratios for the three months then most recently ended shall exceed 5.00%;

(ii)                                  the average of the Default Ratios for the three months then most recently ended shall exceed 2.75%; or

(iii)                               the average of the Dilution Ratios for the three months then most recently ended shall exceed 5.00%.

(i)                                     A Change of Control shall occur.

(j)                                    (i) One or more judgments or orders for the payment of money (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) in an amount in excess of $15,324, individually or in the aggregate, shall be entered against Seller or (ii) one or more judgments or orders for the payment of money (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) aggregating in excess of $20,000,000 shall be rendered against any or all of the Performance Guarantor, the Servicer or any Originator and, in each of the foregoing cases described in clauses (i) and (ii) either (A) enforcement proceedings shall have been commenced by any creditor upon any such judgments or orders or (B) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of any such judgments or orders, by reason of a pending appeal, bond or otherwise, shall not be in effect.

(k)                                 (i) An ERISA Event occurs which has resulted or would reasonably be expected to result in liability of any Seller Party under Title IV of ERISA or to the Pension Plan, Multiemployer Plan (as defined in the Senior Credit Agreement) or the PBGC in an aggregate amount in excess of $20,000,000, or (ii) the Servicer or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $20,000,000.

(l)                                     Either (i) the “Termination Date” under and as defined in the Sale Agreement shall occur or (ii) any Originator shall for any reason cease to transfer, or cease to have the legal capacity to transfer, or otherwise be incapable of transferring Receivables to Seller under the Sale Agreement, provided, however, that upon 30 days’ prior written notice, an Originator may cease to sell or contribute Receivables to Seller (and otherwise cease to be a party) under the Sale Agreement without causing an Amortization Event under this Agreement if such Originator has consolidated or merged with or into (or otherwise sold all or substantially all of its assets to) an Originator.

(m)                             The Performance Undertaking shall cease to be effective or to be the legally valid, binding and enforceable obligation of Performance Guarantor, or Performance Guarantor shall contest in any proceeding in any court or any mediation or arbitral proceeding such effectiveness, validity, binding nature or enforceability of its obligations thereunder.

(n)                                 This Agreement shall terminate in whole or in part (except in accordance with its terms), or shall cease to be effective or to be the legally valid, binding and enforceable obligation of Seller, or any other Seller Party shall directly or indirectly contest in any manner such effectiveness, validity, binding nature or enforceability, or the Administrative Agent for the benefit of the Purchasers shall cease to have a valid and perfected first priority Security Interest under the applicable laws of the United States of America or any applicable state or territory thereof, in any material part of the Receivables, the Related Security or Collections with respect thereto, or, at any time after October 10, 2014, each of the Collection Accounts.

(o)                                 The Internal Revenue Service shall file notice of a lien with respect to an amount in excess of $1,000,000 pursuant to Section 6323 of the Code with regard to any of the Receivables or Related Security and such lien shall not have been released or fully-secured with cash pledged to Seller (and collaterally assigned to the Administrative Agent for the benefit of the Purchasers pursuant to this Agreement) within thirty (30) days.

(p)                                 The PBGC shall file notice of a lien with respect to an amount in excess of $1,000,000 pursuant to Section 4068 of ERISA with respect to any of the Receivables or Related Security and such Lien shall not have been released or fully-secured with cash pledged to the Seller (and collaterally assigned to the Administrative Agent for the benefit of the Purchasers pursuant to this Agreement) within thirty (30) days.

Section 7.2.                                 Remedies.  Upon the occurrence and during the continuation of an Amortization Event, the Administrative Agent may, and upon the direction of any Purchaser, shall, take any of the following actions:  (i) upon notice to the Seller Parties, declare the Amortization Date to have occurred, whereupon Purchases shall cease and the Amortization Date shall forthwith occur, without demand, protest or further notice of any kind, all of which are hereby expressly waived by each Seller Party; provided, however, that upon the occurrence of an Amortization Event described in Section 7.1(g), the Amortization Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by each Seller Party, (ii) deliver the Notices of Exclusive Control, and (iii) if any Aggregate Unpaids remain outstanding thirty (30) days after the occurrence of the Amortization Date, unless a Seller Party has already done so, notify Obligors of the Administrative Agent’s and Purchasers’ interest in the Receivables.  The aforementioned rights and remedies shall be without limitation, and shall be in addition to all other rights and remedies of the Administrative Agent and the Purchasers otherwise available under any other provision of this Agreement, by operation of law, at equity or otherwise, all of which are hereby expressly preserved, including, without limitation, all rights and remedies provided under the UCC, all of which rights shall be cumulative.  For the avoidance of doubt, the occurrence of the Amortization Date shall result in the termination of Purchases under this Agreement, and, although it may change the handling and application of Collections pursuant to Article II, shall not accelerate or permit the Administrative Agent or any Purchaser to accelerate, the due date for any amount payable under any Receivable or under the Transaction Documents.

ARTICLE VIII.

INDEMNIFICATION

Section 8.1.                                 Indemnities by Seller.  (a) Without limiting any other rights that the Administrative Agent or any of the Purchasers may have hereunder or under applicable Law, Seller hereby agrees to indemnify (and pay upon demand to) the Administrative Agent, the Purchasers and their respective successors, assigns, officers, directors, agents and employees (each of the foregoing, an “Indemnified Party”) from and against any and all damages, losses, claims, Taxes, liabilities, costs, reasonable expenses and for all other amounts payable, including reasonable fees and disbursements of external counsel in suits by parties to the Transaction Documents against one another and by third parties (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of this Agreement or the acquisition, either directly or indirectly, by the Administrative Agent or any Purchaser of an interest in the Receivables excluding, however, in all of the foregoing instances:

(A)                               Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted from gross negligence,  willful misconduct or fraud on the part of the Indemnified Party seeking indemnification;

(B)                               Indemnified Amounts to the extent the same includes losses in respect of Receivables that are uncollectible solely on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor; or

(C)                               Taxes (which shall be governed by Sections 8.3 and 8.5);

provided, however, that nothing contained in this sentence shall limit the liability of Seller or limit the recourse of the Administrative Agent or the Purchasers to Seller for amounts otherwise specifically provided to be paid by Seller under the terms of the Transaction Documents.  Without limiting the generality of the foregoing indemnification, Seller shall indemnify the Indemnified Parties for Indemnified Amounts (including, without limitation, losses in respect of uncollectible Receivables, regardless of whether reimbursement therefor would constitute recourse to Seller) relating to or resulting from:

(i)                                     any representation or warranty made by any Seller Party or any Originator (or any officers of any such Person) under or in connection with this Agreement, any other Transaction Document or any other information or report required to be delivered by any such Person pursuant hereto or thereto, which shall have been false or incorrect in any material respect when made or deemed made;

(ii)                                  the failure by any Seller Party or any Originator to comply with any applicable law, rule or regulation with respect to any Receivable or Contract related thereto, or the nonconformity of any Receivable or Contract included therein with any such applicable law, rule or regulation or any failure of any Originator to keep or perform any of its obligations, express or implied, with respect to any Contract;

(iii)                               any failure of any Seller Party or any Originator to perform its duties, covenants or other obligations in accordance with the provisions of any Transaction Document to which it is a party;

(iv)                              any environmental liability, products liability, personal injury or damage suit, or other similar claim arising out of or in connection with merchandise, insurance or services that are the subject of any Contract or any Receivable;

(v)                                 any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or service related to such Receivable or the furnishing or failure to furnish such merchandise or services;

(vi)                              the commingling of Collections of Receivables at any time with other funds;

(vii)                           any investigation, litigation or proceeding related to or arising from this Agreement or any other Transaction Document, the transactions contemplated hereby, the use of the proceeds of any Purchase, the ownership of the Receivable

Interests or any other investigation, litigation or proceeding relating to any Seller Party or any Originator in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;

(viii)                        any inability to litigate any claim against any Obligor in respect of any Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;

(ix)                              any Amortization Event described in Section 7.1(g);

(x)                                 any failure of Seller to acquire and maintain legal and equitable title to, and ownership of any Receivable and the Related Security and Collections with respect thereto from any Originator, free and clear of any Adverse Claim (other than as created hereunder); or any failure of Seller to give reasonably equivalent value to the applicable Originator under the Sale Agreement in consideration of the transfer by it of any Receivable, or any attempt by any Person to void such transfer under statutory provisions or common law or equitable action;

(xi)                              any failure to vest and maintain vested in the Administrative Agent (for the benefit of the Purchasers) a valid and perfected ownership interest (to the extent of the Receivable Interests) or a first priority perfected Security Interest in the Collateral, free and clear of any Adverse Claim (except as created by the Transaction Documents);

(xii)                           the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Collateral, whether on the date hereof or at any subsequent time, except to the extent such failure or delay is caused by the Administrative Agent;

(xiii)                        any action or omission by any Seller Party which reduces or impairs the rights of the Administrative Agent or the Purchasers with respect to any Collateral or the value of any Collateral (other than at the direction of the Administrative Agent or any Purchaser and except as contemplated by the Transaction Documents);

(xiv)                       any attempt by any Person to void any Purchase or the Security Interest in the Collateral granted hereunder, whether under statutory provision, common law or equitable action;  and

(xv)                          the failure of any Receivable included in the calculation of the Investment Base as an Eligible Receivable to be an Eligible Receivable at the time so included.

(b)                                 After receipt by an Indemnified Party of notice of any investigative, administrative or judicial proceeding (collectively, a “Proceeding”) involving such Indemnified Party, such Indemnified Party shall, if a claim in respect thereof is to be made against Seller hereunder, promptly notify Seller in writing, and in reasonable detail, of such Proceeding.  Upon receipt of notice from an Indemnified Party seeking indemnification hereunder with respect to any such Proceeding, Seller shall be entitled to assume the defense of any such Proceeding with counsel reasonably satisfactory to the Administrative Agent.  Upon Seller’s assumption of the defense of any such Proceeding, the Indemnified Party shall have the right to participate in such Proceeding and to retain its own counsel but Seller shall not be liable for any legal expenses of other counsel subsequently incurred by such Indemnified Party in connection with the defense thereof unless (x) Seller agrees in writing to pay such fees and expenses, (y) Seller fails to employ counsel reasonably satisfactory to the Administrative Agent in a timely manner, or (z) the Indemnified Party shall have been advised by counsel that there are actual or potential conflicting interests between Seller, on the one hand, and the Indemnified Party, on the other hand, including situations in which there are one or more legal defenses available to the Indemnified Party that are different from or additional to those available to Seller; provided, however, that Seller shall not in any event be responsible hereunder for the fees and expenses of more than one counsel (plus local counsel, where necessary) for all Indemnified Parties in connection with any Proceeding. Seller shall have the sole authority to settle any claim for monetary damages and, if Seller chooses not to assume the defense of any such Proceeding, no Indemnified Party will consent to a settlement of, or the entry of any judgment arising from, any Proceeding without Seller’s prior written consent, which shall not be unreasonably withheld or delayed.

Section 8.2.                                 Indemnities by the Servicer.  (a) Without limiting any other rights that the Administrative Agent or any Purchaser may have hereunder or under applicable law, the Servicer hereby agrees to indemnify (and pay upon demand to) each Indemnified Party from and against any and all damages, losses, claims, Taxes, liabilities, costs, reasonable expenses and for all other amounts payable, including reasonable fees and disbursements of external counsel (all of the foregoing being collectively referred to as “Servicer Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of the Servicer’s failure to duly and punctually perform its obligations under this Agreement excluding, however, in all of the foregoing instances:

(A) Servicer Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Servicer Indemnified Amounts resulted from gross negligence, willful misconduct or fraud on the part of an Indemnified Party; and

(B) Servicer Indemnified Amounts to the extent the same includes losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness or financial inability or unwillingness to pay (other than a dispute giving rise to a Dilution) of the related Obligor;

provided, however, that nothing contained in this sentence shall limit the liability of the Servicer or limit the recourse of the Purchasers to the Servicer for Collections received by the Servicer and required to be remitted by it under the terms of this Agreement.  Without limiting the generality of the foregoing indemnification, the Servicer shall indemnify the Indemnified Parties for Servicer Indemnified Amounts (including, without limitation, losses in respect of uncollectible Receivables, regardless of whether reimbursement therefor would constitute recourse to the Servicer) relating to or resulting from:

(i)                                     any representation or warranty made by the Servicer (or any officers of the Servicer) under or in connection with this Agreement, any other Transaction Document or any other information or report delivered by any such Person pursuant hereto or thereto, which shall have been false or incorrect in any material respect when made or deemed made;

(ii)                                  the failure by the Servicer to comply with any applicable law, rule or regulation with respect to the collection of any Receivable or Related Security;

(iii)                               any failure of the Servicer to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document;

(iv)                              the commingling by the Servicer of Collections of Receivables or funds or other assets arising therefrom at any time with other funds;

(v)                                 any investigation, litigation or proceeding relating to the Servicer in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;

(vi)                              any Amortization Event of the described in Section 7.1(g) with respect to the Servicer; and

(vii)                           any action or omission by the Servicer relating to its obligations hereunder which reduces or impairs the rights of the Administrative Agent or the Purchasers with respect to any Receivable or the value of any such Receivable (other than at the direction of the Administrative Agent or any Purchaser and except as contemplated by the Transaction Documents).

(b)                                 After receipt by an Indemnified Party of notice of any Proceedings involving such Indemnified Party, such Indemnified Party shall, if a claim in respect thereof is to be made against Servicer hereunder, promptly notify the Servicer in writing, and in reasonable detail, of such Proceeding.  Upon receipt of notice from an Indemnified Party seeking indemnification hereunder with respect to any such Proceeding, the Servicer shall be entitled to assume the defense of any such Proceeding with counsel reasonably satisfactory to the Administrative Agent.  Upon the Servicer’s assumption of the defense of any such Proceeding, the Indemnified

Party shall have the right to participate in such Proceeding and to retain its own counsel but the Servicer shall not be liable for any legal expenses of other counsel subsequently incurred by such Indemnified Party in connection with the defense thereof unless (x) the Servicer agrees in writing to pay such fees and expenses, (y) the Servicer fails to employ counsel reasonably satisfactory to the Administrative Agent in a timely manner, or (z) the Indemnified Party shall have been advised by counsel that there are actual or potential conflicting interests between the Servicer, on the one hand, and the Indemnified Party, on the other hand, including situations in which there are one or more legal defenses available to the Indemnified Party that are different from or additional to those available to the Servicer; provided, however, that the Servicer shall not in any event be responsible hereunder for the fees and expenses of more than one counsel (plus local counsel, where necessary) for all Indemnified Parties in connection with any Proceeding.  The Servicer shall have the sole authority to settle any claim for monetary damages and, if the Servicer chooses not to assume the defense of any such Proceeding, no Indemnified Party will consent to a settlement of, or the entry of any judgment arising from, any Proceeding without the Servicer’s prior written consent, which shall not be unreasonably withheld or delayed.

Section 8.3.                                 Increased Cost and Reduced Return.  If after the Closing Date, the Administrative Agent or any Purchaser shall be charged any fee, expense or increased cost on account of the adoption after the date hereof of any applicable law, rule or regulation (including any applicable law, rule or regulation regarding capital adequacy and any accounting principles) or any change after the date hereof in any applicable Law, rule or regulation, or any change after the date hereof in the interpretation or administration of any applicable law, rule or regulation by the Financial Accounting Standards Board or any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency (a “Regulatory Change”):  (a) that subjects the Administrative Agent or any Purchaser to any Taxes — other than Indemnified Taxes and Excluded Taxes — on its interest in the Receivable Interests or its Commitment or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, (b) that imposes, modifies or deems applicable any reserve, assessment, insurance or other insurance-related charge, special deposit or similar requirement against assets of, deposits with or for the account of the Administrative Agent or a Purchaser, or credit extended or any commitments to extend credit by the Administrative Agent or any Purchaser pursuant to this Agreement or any other Transaction Document, or (c) that imposes any other condition the result of which is to increase the cost to the Administrative Agent or any Purchaser of performing its obligations under the Transaction Documents, or to reduce the rate of return on the Administrative Agent’s or any Purchaser’s capital as a consequence of its obligations under the Transaction Documents, or to reduce the amount of any sum received or receivable by the Administrative Agent or any Purchaser under any Transaction Document or to require any payment calculated by reference to the amount of interests in Receivable Interests, then, upon demand by the Administrative Agent or such Purchaser, Seller shall pay to the Administrative Agent or such Purchaser such amounts charged to such Person amounts to otherwise compensate such Person for such increased cost or such reduction; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank

Wall Street Reform and Consumer Protection Act adopted on July 21, 2010 and all requests, rules, guidelines or directives thereunder and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”,(1) regardless of the date enacted, adopted or issued.  For the avoidance of doubt, payments under this Section 8.3 in respect of increased Taxes shall be without duplication of any Taxes payable pursuant to Section 8.5.

Section 8.4.                                 Other Costs and Expenses.  Seller shall pay (a) all reasonable out-of-pocket expenses incurred by the Administrative Agent and the Purchasers (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Transaction Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (b) all out-of-pocket expenses incurred by the Administrative Agent or any Purchaser (including the fees, charges and disbursements of one primary outside counsel to the Administrative Agent and the Purchasers taken as a whole, and, if necessary, one local counsel in each relevant jurisdiction and special counsel and, in the event of any actual or potential conflict of interest, one additional counsel for each Purchaser subject to such conflict), in connection with the enforcement or protection of its rights in connection with this Agreement and the other Transaction Documents, including its rights under this Section.

Section 8.5.                                       Taxes.

(a)                                 Any and all payments by or on account of any obligation of Seller under any Transaction Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of the Seller) requires the deduction or withholding of any Tax from any such payment by the Seller, then the Seller shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Seller shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 8.5) the applicable Indemnified Party receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(1)  If Senior Credit Agreement changes to address this point, we will conform this Agreement to the Senior Credit Agreement.

(b)                                 Seller shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the written request of the applicable Indemnified Party timely reimburse it for the payment of, any Other Taxes.

(c)                                  Seller shall indemnify each Indemnified Party, on the first Settlement Date which is at least 45 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 8.5) payable or paid by such Indemnified Party and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  Each Indemnified Party will promptly notify the Seller of any event of which it has knowledge, which will entitle such Indemnified Party to compensation pursuant to this Section 8.5; provided, however, that failure of any Indemnified Party to demand indemnification for any Taxes shall not constitute a waiver of such right to indemnification, except that the Seller shall not be required to indemnify an Indemnified Party for Taxes under this Section 8.5 unless such Indemnified Party notifies the Seller of such claim no later than 45 days after such Indemnified Party has knowledge of such Taxes being imposed or arising.  Any notice claiming indemnification under this Section 8.5 shall set forth in reasonable detail the additional amount or amounts to be paid to it hereunder and shall be conclusive in the absence of manifest error.

(d)                                 Each Indemnified Party agrees that it will use reasonable efforts to reduce or eliminate any claim for indemnity pursuant to this Section 8.5, including, subject to applicable law, a change in the funding office of such Indemnified Party; provided, however, that nothing contained herein shall obligate any Indemnified Party to take any action that imposes on such Indemnified Party any material additional costs or imposes material legal or regulatory burdens, nor which, in such Indemnified Party’s reasonable opinion, would have a material adverse effect on its business, operations or financial condition.

(e)                                  If any Indemnified Party receives a refund of any Taxes as to which it has been indemnified pursuant to this Section 8.5 (including by the payment of additional amounts pursuant to this Section 8.5), it shall pay to the Seller an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of such Indemnified Party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  The Seller, upon the request of such Indemnified Party, shall repay to such Indemnified Party the amount paid over pursuant to this clause (e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Indemnified Party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this clause (e), in no event will the

Indemnified Party be required to pay any amount to the Seller pursuant to this clause (e) the payment of which would place the Indemnified Party in a less favorable net after-Tax position than the Indemnified Party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any Indemnified Party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Seller or any other Person.

(f)                                   Each Purchaser shall deliver to the Seller and Servicer, on or prior to the date on which such Purchaser becomes a Purchaser under this Agreement and as otherwise prescribed by applicable law or reasonably requested by the Seller, such valid, properly completed and duly executed forms, certificates and documentation (including, as applicable, Internal Revenue Service Form W-8ECI, W-8BEN-E, W-8IMY or W-9 or successor form of the foregoing), along with any applicable attachments (including, in case of a Person claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, a certificate reasonably satisfactory to the Seller to the effect that such Person is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Seller or KapStone Paper within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code), prescribed by applicable law or reasonably requested by the Seller, the Servicer, the Administrative Agent or any Administrator as will permit such payments to be made without or at a reduced rate of withholding.  Each Purchaser agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Seller, Servicer and Administrative Agent, in writing of its legal inability to do so.  Each Purchaser shall replace or update such forms when necessary to maintain any applicable exemption and as requested by the Administrative Agent, the Administrators or the Seller, as applicable.  Each Purchaser agrees to hold the Administrative Agent, the Administrators, the Servicer and the Seller harmless from any Withholding Taxes relating to payments by the Seller to such Purchaser or such indemnitee arising from such Purchaser’s failure to comply with this Section 8.5(f).

(g)                                  If a payment made to the Administrative Agent or any Purchaser hereunder would be subject to U.S. federal withholding Tax imposed by FATCA if such payee were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such payee shall deliver to the Seller at the time or times prescribed by law and at such time or times reasonably requested by the Seller, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Seller as may be necessary for the Seller to comply with its obligations under FATCA and to determine that such payee has complied with such payee’s obligations under

FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (g), the term “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

ARTICLE IX.

THE ADMINISTRATIVE AGENT

Section 9.1.                                 Appointment.

(a)                                 Each Purchaser hereby irrevocably designates and appoints Wells Fargo Bank, N.A., as Administrative Agent hereunder, and authorizes the Administrative Agent to take such action on its behalf under the provisions of the Transaction Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of the Transaction Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Purchaser, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Administrative Agent shall be read into this Agreement or otherwise exist against the Administrative Agent.

(b)                                 The provisions of this Article IX are solely for the benefit of the Administrative Agent and the Purchasers, and the Seller Parties shall not have any rights as a third-party beneficiary or otherwise under any of the provisions of this Article IX (other than as provided in Section 9.9), except that this Article IX shall not affect any obligations which the Administrative Agent or any Purchaser may have to any of the Seller Parties under the other provisions of this Agreement.

(c)                                  In performing its functions and duties hereunder, the Administrative Agent shall act solely as the Administrative Agent of the Purchasers and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for any of the Seller Parties or any of their respective successors and assigns.

Section 9.2.                                 Delegation of Duties.  The Administrative Agent may execute any of its duties under the applicable Transaction Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 9.3.                                 Exculpatory Provisions.  Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them or any Person described in Section 9.2 under or in connection with the Transaction Documents (except for its, their or such Person’s own gross negligence, fraud or willful misconduct), or (ii) responsible in any manner to any of the Purchasers or other agents for any recitals, statements, representations or warranties made by Seller contained in any Transaction Document or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, any Transaction Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other document furnished in connection herewith, or for any failure of either of Seller Parties to perform its respective obligations hereunder, or for the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered to the Administrative Agent.  The Administrative Agent shall not be under any obligation to any Purchaser to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, any Transaction Document, or to inspect the properties, books or records of Seller Parties.  This Section 9.3 is intended solely to govern the relationship between the Administrative Agent, on the one hand, and the Purchasers, on the other.

Section 9.4.                                 Reliance by the Administrative Agent and the Purchasers.

(a)                                 Each of the Administrative Agent and the Purchasers shall in all cases be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, facsimile, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to Seller Parties), independent accountants and other experts selected by the Administrative Agent or such Purchaser.  The Administrative Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other document furnished in connection herewith unless it shall first receive such advice or concurrence of all of the Purchasers.

(b)                                 Any action taken by the Administrative Agent in accordance with Section 9.4(a) shall be binding upon all Purchasers.

Section 9.5.                                 Notice of Amortization Events.  The Administrative Agent and the Purchasers shall not be deemed to have knowledge or notice of the occurrence of any Amortization Event or Potential Amortization Event unless it has received notice from another party referring to this Agreement, stating that an Amortization Event or Potential Amortization Event has occurred hereunder and describing such Amortization Event or Potential Amortization Event.  In the event that the Administrative Agent or one of the Purchasers receives such a notice, it shall promptly give notice thereof to the other Purchasers.  The Administrative Agent shall take such action with respect to such Amortization Event or Potential Amortization Event as shall be directed by either of the Purchasers.

Section 9.6.                                 Non-Reliance on the Administrative Agent or Other Purchaser.  Each of the Purchasers expressly acknowledges that the Administrative Agent, the other Purchaser, and the respective officers, directors, employees, agents, attorneys-in-fact or affiliates of any of the foregoing has made no representations or warranties to it and that no act by the

Administrative Agent or the other Purchaser hereafter taken, including, without limitation, any review of the affairs of Seller Parties, shall be deemed to constitute any representation or warranty by the Administrative Agent or such other Purchaser.  Each of the Purchasers also represents and warrants to the Administrative Agent and the other Purchaser that it has, independently and without reliance upon any such Person (or any of their Affiliates) and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, prospects, financial and other conditions and creditworthiness of Seller Parties and made its own decision to enter into this Agreement.  Each of the Purchasers also represents that it will, independently and without reliance upon any of the Administrative Agent or the other Purchaser, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, prospects, financial and other condition and creditworthiness of Seller Parties.  The Administrative Agent, the Purchasers and the respective Affiliates of the foregoing, shall have no duty or responsibility to provide any party to this Agreement with any credit or other information concerning the business, operations, property, prospects, financial and other condition or creditworthiness of Seller Parties which may come into the possession of such Person or any of its respective officers, directors, managers, employees, agents, attorneys-in-fact or affiliates.

Section 9.7.                                 Indemnification of the Administrative Agent.  The Purchasers severally agree to indemnify the Administrative Agent and its officers, directors, employees, representatives and agents (to the extent not reimbursed by Seller Parties and without limiting the obligation of Seller Parties to do so), ratably in accordance with their respective Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for the Administrative Agent or such Person in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not the Administrative Agent acts in its capacity as Administrative Agent, or such Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Administrative Agent or such Person as a result of, or arising out of, or in any way related to or by reason of, any of the transactions contemplated hereunder or the execution, delivery or performance of this Agreement or any other document furnished in connection herewith (but excluding any such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the gross negligence, fraud or willful misconduct of the Administrative Agent or such Person, as the case may be, as finally determined by a court of competent jurisdiction).

Section 9.8.                                 Administrative Agent in Its Individual Capacity.  The Administrative Agent in its individual capacity and the affiliates thereof may make loans to, accept deposits from and generally engage in any kind of business with Seller Parties and their Affiliates as though the Administrative Agent were not the Administrative Agent hereunder.  With respect to its Receivable Interests, if any, the Administrative Agent shall have the same rights and powers under this Agreement as any Purchaser and may exercise the same as though it were not one of the Administrative Agent, and the terms “Purchaser” and “Purchasers” shall include the Administrative Agent in its individual capacity.

Section 9.9.                                 Successor Administrative Agent.  The Administrative Agent, upon thirty (30) days’ notice to Seller Parties and the Purchasers, may voluntarily resign and may be removed at any time, with or without cause, by the Purchasers.  If the Purchaser acting as Administrative Agent shall voluntarily resign or be removed as Administrative Agent under this Agreement, then the other Purchaser shall succeed to the rights, powers and duties of the Administrative Agent and the term “Administrative Agent” shall mean such successor Administrative Agent, effective upon its appointment, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement.  Upon resignation or replacement of any Administrative Agent in accordance with this Section 9.9, the retiring Administrative Agent shall execute or authorize the filing of such UCC-3 assignments and amendments, and assignments and amendments of the Transaction Documents, as may be necessary to give effect to its replacement by a successor Administrative Agent.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of Article VIII and this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

Section 9.10.                          UCC Filings.  Each of the Purchasers hereby expressly recognizes and agrees that the Administrative Agent may be designated as the secured party of record on the various UCC filings required to be made under this Agreement and the party entitled to amend, release and terminate the UCC filings under the Sale Agreement in order to perfect their respective interests in the Receivables, Collections and Related Security, that such designation shall be for administrative convenience only in creating a record or nominee holder to take certain actions hereunder on behalf of the Purchasers and that such listing will not affect in any way the status of the Purchasers as the true parties in interest with respect to the Receivable Interests.  In addition, such listing shall impose no duties on the Administrative Agent other than those expressly and specifically undertaken in accordance with this Article IX.

ARTICLE X.

ASSIGNMENTS; PARTICIPATIONS

Section 10.1.                          Assignments; Pledge to Federal Reserve.

(a)                                 With the prior written consent of the Administrative Agent (which consent will not be unreasonably withheld or delayed), each of the Purchasers may assign to one or more Eligible Assignees (each, an “Assignee Purchaser”) all or any part of its rights and obligations under this Agreement pursuant to an assignment agreement, substantially in the form set forth in Exhibit VI hereto (an “Assignment Agreement”) executed by such Assignee Purchaser and such selling Purchaser, it being understood and agreed that prior to the occurrence of an Amortization Event, each “Lender” under the Senior Credit Agreement shall be given a reasonable period of time to exercise the option to become Assignee Purchaser under this Agreement before any other Eligible Assignee is offered such option.  So long as no Amortization Event shall have occurred and be continuing, the consent of Seller (which consent shall not be unreasonably withheld or delayed) shall be required prior to the effectiveness of any assignment under this Section 10.1(a) other than to an existing Purchaser.  Upon delivery of the executed Assignment Agreement to the Administrative Agent, such selling Purchaser shall be released from its obligations hereunder to the extent of such assignment.  Thereafter, the Assignee Purchaser shall for all purposes be a Purchaser party to this Agreement and shall have all the rights and obligations of a Purchaser under this Agreement to the same extent as if it were an original party hereto and thereto, and no further consent or action by Seller, the Purchasers or the Administrative Agent shall be required.  If, after giving effect to any assignment hereunder, there are three or more Purchasers, Seller, such Purchasers and the Administrative Agent shall amend this Agreement to provide for receipt of notices and other communications and administration of payments by the Administrative Agent on behalf of the Purchasers.  Neither Seller nor the Servicer shall have the right to assign its rights or obligations under this Agreement.  No Purchaser may assign all or any part of its rights or obligations under this Agreement other than as permitted by this Section 10.1.

(b)                                 The Administrative Agent, acting solely for this purpose as an agent of Seller, shall maintain at one of its offices a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Purchasers, and the Commitments of, and Capital (and Yield Rate) of the Receivables Interest owing to, each Purchaser pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and Seller, the Administrative Agent and each other Purchaser shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Purchaser hereunder for all purposes of this Agreement.  The Register shall be available for inspection by Seller and any Purchaser at any reasonable time and from time to time upon reasonable prior notice.

(c)                                  Notwithstanding any other provision of this Agreement to the contrary, any Purchaser may at any time pledge or grant a Security Interest in all or any portion of its rights (including, without limitation, rights to payment of principal and interest) under this Agreement to secure obligations of such Purchaser to a Federal Reserve Bank located in the United States of America, without notice to or consent of any other party hereto; provided that no such pledge or grant of a Security Interest shall release such Purchaser from any of its obligations hereunder or substitute any such pledgee or grantee for such Purchaser as a party hereto.

Section 10.2.                          Participations.  Any Purchaser may, in the ordinary course of its business at any time sell to one or more Persons (each a “Participant”) participating interests in its Commitment and its Receivable Interests.  Notwithstanding any such sale by a Purchaser of a participating interest to a Participant, such Purchaser’s rights and obligations under this

Agreement shall remain unchanged, such Purchaser shall remain solely responsible for the performance of its obligations hereunder, and each of the parties hereto shall continue to deal solely and directly with such Purchaser in connection with such Purchaser’s rights and obligations under this Agreement.  Each Purchaser agrees that any agreement between such Purchaser and any such Participant in respect of such participating interest shall not restrict such Purchaser’s right to agree to any amendment, supplement, waiver or modification to the Transaction Documents without such Participant’s consent.

Section 10.3.                          Replacement of a Purchaser.  If Seller becomes obligated to pay additional amounts to any Purchaser pursuant to Section 8.3 or Section 8.5, or any Purchaser gives notice of the occurrence of any circumstances described in Section 1.7, then Seller may within 90 days thereafter designate another bank or financial institution meeting the requirements of an Eligible Assignee (or otherwise reasonably acceptable to the Administrative Agent) (such other institution being called a “Replacement Purchaser”) to purchase the Receivable Interests of such Purchaser and such Purchaser’s rights hereunder, without recourse to or warranty by, or expense to, such Purchaser, for a purchase price equal to the outstanding Capital and Yield payable to such Purchaser plus any accrued but unpaid fees owed to such Purchaser and any other amounts payable to such Purchaser under this Agreement, and to assume all the obligations of such Purchaser hereunder, all in compliance with Section 10.1.  Upon such purchase and assumption (pursuant to an Assignment Agreement), such Purchaser shall no longer be a party hereto or have any rights hereunder (other than rights with respect to indemnities and similar rights applicable to such Purchaser prior to the date of such purchase and assumption) and shall be relieved from all obligations to Seller hereunder, and the Replacement Purchaser shall succeed to the rights and obligations of such Purchaser hereunder.

ARTICLE XI.

GRANT OF SECURITY INTEREST

Section 11.1.                          Grant of Security Interest.  In addition to the interests which the Purchasers may from time to time acquire pursuant hereto, Seller hereby grants to the Administrative Agent for the ratable benefit of the Purchasers and the Indemnified Parties, a continuing Security Interest in all of Seller’s right, title and interest in, to and under all Receivables now existing or hereafter arising, all Related Security, all Collections and other rights and payments relating to such Receivables and Related Security, in each case, whether now existing or hereafter arising, and all proceeds of any of the foregoing (collectively, the “Collateral”), to secure the prompt and complete payment of the Aggregate Unpaids and the performance of all of Seller’s obligations under the Transaction Documents.  The Administrative Agent is hereby authorized to file a financing statement naming Seller as the debtor and/or Seller and describing the collateral covered thereby as “all assets and the proceeds thereof, whether now existing or hereafter arising.”  The Administrative Agent, for the benefit of the Purchasers and the Indemnified Parties, shall have, in addition to the rights and remedies that it may have under this Agreement, all other rights and remedies provided to a secured creditor under the UCC and other applicable law, which rights and remedies shall be cumulative

ARTICLE XII.

MISCELLANEOUS

Section 12.1.                          Waivers and Amendments.

(a)                                 No failure or delay on the part of the Administrative Agent or any of the Purchasers in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy.  The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law.  Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

(b)                                 No provision of this Agreement may be amended, supplemented, modified or waived except in writing in accordance with the provisions of this Section 12.1(b).  This Agreement and the provisions hereof may only be amended, supplemented, modified or waived in a writing signed by the Seller, the Servicer, the Administrative Agent and the Purchasers.

Section 12.2.                          Notices.  Except as provided in this Section 12.2, all communications and notices provided for hereunder shall be in writing (including email, bank wire, facsimile or electronic transmission or similar writing) and shall be given to the other parties hereto at their respective addresses or facsimile numbers set forth on Schedule 12.2 hereto or at such other address or facsimile number as such Person may hereafter specify in writing for the purpose of notice to each of the other parties hereto.  Each such notice or other communication shall be effective (a) if given by facsimile or email, upon the receipt thereof, (b) if given by mail, three (3) Business Days after the time such communication is deposited in the mail with first class postage prepaid or (c) if given by any other means, when received at the address specified in this Section 12.2

Section 12.3.                          Ratable Payments.  If any Purchaser, whether by setoff or otherwise, has payment made to it with respect to any portion of the Aggregate Unpaids owing to such Purchaser (other than payments received pursuant to Section 8.3 or 8.4) in a greater proportion than that received by any other Purchaser entitled to receive a ratable share of such Aggregate Unpaids, such Purchaser agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of such Aggregate Unpaids held by the other Purchasers so that after such purchase each Purchaser will hold its ratable proportion of such Aggregate Unpaids; provided that if all or any portion of such excess amount is thereafter recovered from such Purchaser, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

Section 12.4.                          Intended Tax Characterization.  The parties hereto intend and agree that, for the purposes of all Taxes, the transactions contemplated hereby shall be treated as loans by the Purchasers to the Seller that are secured by the Receivables, all Related Security and all Collections with respect thereto (the “Intended Tax Characterization”).  The parties hereto agree to report and otherwise to act for the purposes of all Taxes in a manner consistent with the Intended Tax Characterization.  Under the Intended Tax Characterization, (i) each purchase of a Receivables Interest shall be treated as a loan; (ii) Collections transferred to the Purchasers in reduction of their Capital in respect of a Receivables Interest shall be treated as repayment of loan principal; and (iii) Yield in respect of a Receivables Interest shall be treated as interest.

Section 12.5.                          Protection of Ownership and Security Interests.

(a)                                 Seller agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may be reasonably necessary or desirable, or that the Administrative Agent may reasonably request, to perfect, protect or more fully evidence the Purchasers’ ownership of the Receivable Interests or the Administrative Agent’s Security Interest (on behalf of the Purchasers) in the Collateral, or to enable the Administrative Agent or the Purchasers to exercise and enforce their rights and remedies hereunder.  At any time after the occurrence of an Amortization Event, the Administrative Agent may direct Seller or the Servicer to notify the Obligors of Receivables, at Seller’s expense, of the ownership or Security Interests of the Administrative Agent (on behalf of the Purchasers) under this Agreement, and if such notification is not made within thirty (30) days after the Administrative Agent has so directed Seller and the Servicer, the Administrative Agent may make such notification.  Seller or the Servicer (as applicable) shall, at the Administrative Agent’s or any Purchaser’s request, withhold the identity of the Administrative Agent or such Purchaser in any such notification.

(b)                                 If any Seller Party fails to perform any of its obligations hereunder, the Administrative Agent or any Purchaser may (but shall not be required to) perform, or cause performance of, such obligations, and the Administrative Agent’s or such Purchaser’s costs and expenses incurred in connection therewith shall be payable by Seller as provided in Section 8.4.

Section 12.6.                          Confidentiality.

(a)                                 Each of the Seller Parties shall maintain and shall cause each of its directors, officers and employees to maintain the confidentiality of the Fee Letter, except that such Seller Party and its directors, officers and employees may disclose such information (i) to its external accountants, attorneys, investors, potential investors and credit enhancers and the agents or advisors of such Persons, and (ii) as required by any applicable Law or regulation or by any court, regulatory body or agency having jurisdiction over such Seller Party.

(b)                                 Each of the Administrative Agent and the Purchasers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Transaction Document or any action or proceeding relating to this Agreement or any other Transaction Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Seller and its obligations, (vii) with the consent of the Seller or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, any Purchaser or any of their respective Affiliates on a nonconfidential basis from a source other than Seller.

For purposes of this Section, “Information” means all information received from any Seller Party or any Subsidiary thereof relating to any Seller Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent or any Purchaser on a nonconfidential basis prior to disclosure by any Seller Party or any Subsidiary thereof, provided that, in the case of information received from a Seller Party or any such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(c)                                  Each of the Administrative Agent and the Purchasers acknowledges that (i) the Information may include material non-public information concerning KapStone Paper or a Subsidiary, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

Section 12.7.                          CHOICE OF LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW WHICH SHALL APPLY HERETO) EXCEPT TO THE EXTENT THAT THE PERFECTION OF THE ADMINISTRATIVE AGENT’S SECURITY INTEREST IN THE COLLATERAL OR REMEDIES HEREUNDER IN

RESPECT THEREOF ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

Section 12.8.                          CONSENT TO JURISDICTION.  EACH OF THE PARTIES HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH PERSON PURSUANT TO THIS AGREEMENT, AND EACH OF THE PARTIES HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.  NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR THE PURCHASERS TO BRING PROCEEDINGS AGAINST ANY SELLER PARTY IN THE COURTS OF ANY OTHER JURISDICTION.  ANY JUDICIAL PROCEEDING BY ANY SELLER PARTY AGAINST THE ADMINISTRATIVE AGENT OR THE PURCHASERS OR ANY AFFILIATE THEREOF INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY SUCH SELLER PARTY PURSUANT TO THIS AGREEMENT SHALL BE BROUGHT ONLY IN A COURT IN THE BOROUGH OF MANHATTAN, NEW YORK.

Section 12.9.                          WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT EXECUTED BY ANY SELLER PARTY PURSUANT TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

Section 12.10.                   Integration; Binding Effect; Survival of Terms.

(a)                                 This Agreement and each other Transaction Document contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

(b)                                 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy).  This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated in accordance with its terms; provided, however, that the rights and remedies with respect to (i) any breach of any representation and warranty made by any Seller Party pursuant to Article V, (ii) the indemnification and payment provisions of Article VIII, and Sections 12.5 through and including 12.8 shall be continuing and shall survive any termination of this Agreement.

Section 12.11.                   Counterparts; Severability; Section References.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement.  To the fullest extent permitted by applicable law, delivery of an executed counterpart of a signature page of this Agreement by telefacsimile or electronic image scan transmission (such as a “pdf” file) will be effective to the same extent as delivery of a manually executed original counterpart of this Agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule” or “Exhibit” shall mean articles and sections of, and schedules and exhibits to, this Agreement.

Section 12.12.                   PATRIOT Act.  Each Purchaser that is subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended (the “Act”) hereby notifies Seller and the Servicer that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Seller Parties, the Originators and their respective Subsidiaries, which information includes the name and address of the Seller Parties, the Originators and their respective Subsidiaries and other information that will allow such Purchasers to identify such parties in accordance with the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

KAPSTONE RECEIVABLES, LLC, AS SELLER

By:	/s/ Andrea K. Tarbox
Name:	Andrea K. Tarbox
Title:	Treasurer

KAPSTONE PAPER AND PACKAGING CORPORATION, AS THE SERVICER

By:	/s/ Andrea K. Tarbox
Name:	Andrea K. Tarbox
Title:	Vice President and Chief Financial Officer

WELLS FARGO BANK, N.A.,
AS ADMINISTRATIVE AGENT AND A PURCHASER

By:	/s/ Michael J. Landry
Name:	Michael J. Landry
Title:	Vice President

PNC BANK, NATIONAL ASSOCIATION,
AS A PURCHASER

By:	/s/ Mark S. Falcione
Name:	Mark S. Falcione
Title:	Executive Vice President

EXHIBIT I

DEFINITIONS

Capitalized terms used and not otherwise defined in this Agreement, are used with the meanings attributed thereto in the Sale Agreement.

Except as otherwise specified in this Agreement, all references in this Agreement (i) to any Person (other than the Seller) shall be deemed to include such Person’s successors and assigns, and (ii) to any law, agreement, statute or contract specifically defined or referred to in this Agreement shall be deemed references to such law, agreement, statute or contract as the same may be supplemented, amended, waived, consolidated, replaced or modified from time to time, but only to the extent permitted by, and effected in accordance with, the terms thereof.  The words “herein,” “hereof” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any provision of this Agreement, and references to “Article,” “Section,” “paragraph,” “Exhibit,” “Schedule” and “Appendix” are references to this Agreement unless otherwise specified.  Whenever the context so requires, words importing any gender include the other gender.  Any of the defined terms may, unless the context otherwise requires, be used in the singular or the plural depending on the reference; the singular includes the plural and the plural includes the singular.  The word “or” shall not be exclusive.

All accounting terms not otherwise defined in this Agreement shall have the meanings assigned them in conformity with GAAP.  All terms used in Article 9 of the UCC and not specifically defined in this Agreement shall be defined herein and in the Transaction Documents as such terms are defined in the UCC as in effect in the State of New York.  Each reference to this Agreement, any other Transaction Document, or any other agreement shall be a reference to such agreement together with all exhibits, schedules, attachments and appendices thereto, in each case as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof.  References to “writing” include facsimile, printing, typing, lithography and other means of reproducing words in a tangible visible form including computer-generated information accessible in tangible visible form.  References to “written” include faxed, printed, typed, lithographed and other means of reproducing words or symbols in a tangible visible form consistent with the preceding sentence.  The words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”.

Unless otherwise expressly provided herein, any period of time ending on a day which is not a Business Day shall end on the next succeeding Business Day.  Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”

In addition, as used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Act” has the meaning specified in Section 3.1(y).

“Adjusted Dilution Ratio” means, at any time, the rolling average of the Dilution Ratio for the 12 Calculation Periods then most recently ended.

“Adverse Claim” means any lien, Security Interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property, or other priority or preferential arrangement of any kind or nature whatsoever.

“Administrative Agent” has the meaning set forth in the preamble to this Agreement.

“Administrative Agent’s Account” means Wells’ account no. 37235547964502222, at Wells Fargo Bank, N.A., 420 Montgomery Street, San Francisco, CA, ABA No. 121-000-248, Reference:  KapStone Receivables, LLC, or any other account or accounts as the Administrative Agent may indicate in writing to Seller and the Servicer from time to time.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  For purposes of this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Aggregate Capital” means, on any date of determination, the aggregate amount of Capital of all Receivable Interests outstanding on such date.

“Aggregate Commitment” means, on any date of determination, the aggregate of all Purchasers’ Commitments.

“Aggregate Reduction” has the meaning specified in Section 1.3.

“Aggregate Unpaids” means, at any time, the sum of the Aggregate Capital and all Required Amounts.

“Agreement” means this Receivables Purchase Agreement, as it may be amended, restated, supplemented or otherwise modified and in effect from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the sum of (a) the higher as of such day of (i) the Prime Rate, or (ii) one-half of one percent (0.50%) above the Federal Funds Rate, plus (b) in each of the foregoing cases, the Applicable Margin.  For purposes of determining the Alternate Base Rate for any day, changes in the Prime Rate or the Federal Funds Rate shall be effective on the date of each such change.

“Amortization Date” means the earliest to occur of (a) the Business Day immediately prior to the occurrence of an Amortization Event set forth in Section 7.1(g), (b) the Business Day specified in a written notice from the Administrative Agent at the direction of each Purchaser following the occurrence and during continuation of any other Amortization Event, and (c) the date which is five (5) Business Days after the Administrative Agent’s receipt of written notice from Seller that it wishes to terminate the facility evidenced by this Agreement.

“Amortization Event” has the meaning specified in Section 7.1.

“Applicable Margin” has the meaning set forth in the Fee Letter.

“Assignee Purchaser” has the meaning set forth in Section 10.1.

“Assignment Agreement” has the meaning set forth in Section 10.1.

“Business Day” means any day on which banks are not authorized or required to close in New York, New York, Atlanta, Georgia, Pittsburgh, Pennsylvania, or in any location where a Collection Account is maintained.

“Calculation Period” means a calendar month.

“Canadian Receivable” means a Receivable the Obligor of which is invoiced at an address in Canada or any province or territory thereof.

“Capital” of any Receivable Interest means, at any time, (A) the Purchase Price of such Receivable Interest minus (B) the sum of the aggregate amount of Collections and other payments received by the Administrative Agent which in each case are applied to reduce such Capital in accordance with the terms and conditions of this Agreement; provided that such Capital shall be restored in the amount of any Collections or other payments so received and applied if at any time the distribution of such Collections or payments are rescinded, returned or refunded for any reason.

“Capital Settlement Date” means the first Monthly Payment Date after any Monthly Report revealing an Investment Excess is delivered and each Business Day during the Liquidation Period designated by the Administrative Agent as a “Capital Settlement Date.”

“Capital Stock” means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such

Person’s capital, whether now outstanding or issued or acquired after the Closing Date, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership, interests in a trust, interests in other unincorporated organizations, warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests) or any other equivalent of such ownership interest.

“Change of Control” means:

(a)                                 Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of more than 35% of the Capital Stock of the Performance Guarantor entitled to vote for members of the board of directors or equivalent governing body of the Performance Guarantor on a fully diluted basis; provided that the acquisition by any one or more Exempt Persons (as defined below) (acting singly or in concert) of the “beneficial ownership” of 35% or more of the Capital Stock of the Performance Guarantor entitled to vote for members of the board of directors or equivalent governing body of the Performance Guarantor on a fully diluted basis shall not be a Change of Control;

(b)                                 A majority of the members of the Board of Directors of Performance Guarantor shall cease to be Continuing Members (as defined below); or

(c)                                  The Performance Guarantor shall cease to own and control, directly or indirectly, 100% of each class of the outstanding Capital Stock of any Originator or Seller; provided that any Originator may merge or consolidate into or with an Originator and such merger or consolidation shall not constitute a Change of Control.

For purposes of the foregoing, (x) “Continuing Member” means a member of the Board of Directors of the Performance Guarantor who either (i) was a member of the Performance Guarantor’s Board of Directors on the day before the Closing Date and has been such continuously thereafter or (ii) became a member of such Board of Directors on or after the Closing Date and whose election or nomination for election by the stockholders of the Performance Guarantor was approved by a vote of the majority of the Continuing Members then members of the Performance Guarantor’s Board of Directors and (y) “Exempt Person” means each member of the class consisting of:  (i) Roger Stone, (ii) Matthew Kaplan and (iii) so long as voting control is retained by such Person, any spouse, lineal descendant, parent or sibling of such Person, or any trust or similar estate planning entity controlled by such Person or whose beneficiaries or owners are solely comprised of such Person’s spouse, lineal descendant, parent or sibling.

“Charged-Off Receivable” means a Receivable: (a) as to which the Servicer has received notice or a Responsible Employee is otherwise aware that the Obligor thereof has taken any action, or suffered any event to occur, of the type described in the definition of “Event of Bankruptcy” (as if references to Seller Party therein refer to such Obligor); (b) which, consistent with the Credit and Collection Policy, would be written off the Servicer’s books as uncollectible; or (c) which has been identified by the Servicer as uncollectible.

“Closing Date” means September 26, 2014.

“Code” means the Internal Revenue Code of 1986, and the rules and regulations thereunder, each as amended or modified from time to time.

“Collateral” has the meaning specified in Section 11.1.

“Collection Account” means each concentration account, depositary account, lock-box clearing account or similar account in which any Collections are collected or deposited and which is listed on Exhibit IV hereto.

“Collection Bank” means, at any time, any bank at which a Collection Account or Lock-Box is maintained.

“Collections” means, with respect to any Receivable, all cash collections and other cash proceeds in respect of such Receivable, including, without limitation, all yield, Finance Charges or other related amounts accruing in respect thereof and all cash proceeds of Related Security with respect to such Receivable.

“Commitment” means, for each Purchaser, the commitment of such Purchaser to make investments in Receivable Interests from Seller from time to time, in an amount not to exceed (a) in the aggregate, the amount set forth opposite such Purchaser’s name on Schedule A to this Agreement, as such amount may be modified in accordance with the terms hereof and (b) with respect to any individual Purchase hereunder, such Purchaser’s Percentage of the Purchase Price therefor.

“Concentration Limit” means, at any time, in relation to the aggregate Outstanding Balance of Receivables owed by any single Obligor (other than an Other Foreign Obligor) and its Affiliates (if any), the applicable concentration limit shall be determined as follows for such other Obligors who have short term unsecured debt ratings currently assigned to them by S&P and Moody’s (or in the absence thereof, the equivalent long term unsecured senior debt ratings), the applicable concentration limit shall be determined according to the following table:

S&P Rating	Moody’s Rating	Allowable % of Eligible Receivables
A-1+	P-1	12.00%
A-1	P-1	10.00%
A-2	P-2	8.00%
A-3	P-3	4.00%
Below A-3 or Not Rated by either S&P or Moody’s	Below P-3 or Not Rated by either S&P or Moody’s	4.00%

; provided, however, that (i) if any Obligor has a split rating, the applicable rating will be the lower of the two, (ii) if any Obligor is a Non-Rated Obligor, the applicable Concentration Limit shall be the one set forth in the last line of the table above, and (iii) upon Seller’s request from time to time, the Purchasers, in their sole discretion, may agree to a higher percentage of Eligible Receivables for a particular Obligor and its Affiliates (each such higher percentage, a “Special Concentration Limit”), it being understood that any Special Concentration Limit may be cancelled by any Purchaser upon not less than five (5) Business Days’ written notice to Seller and the Administrative Agent.

“Contingent Liability” has the meaning specified in the Senior Credit Agreement.

“Contract” means, with respect to any Receivable, any and all instruments, agreements, Invoices or other writings pursuant to which such Receivable arises or which evidences such Receivable.

“Contract Year” means (i) the period beginning on the Closing Date and ending on the day prior to such date in the succeeding year, and (ii) thereafter, each period beginning on an anniversary of the Closing Date and ending on the day prior to such anniversary in the next succeeding calendar year.

“Contractual Dilution” means, for any Receivable, any early payment discounts or volume purchase rebates set forth in the applicable Invoice or Contract.

“Control Agreement” means an agreement, in form reasonably acceptable to the Administrative Agent, in which a Collection Bank agrees to take instructions from the Administrative Agent, either directly or as assignee of Seller, with respect to the disposition of funds in a Collection Account without further consent of any applicable Seller Party or any Originator; provided, however, that any such agreement shall allow a Seller Party or an Originator to give instructions with respect to such Collection Account prior to delivery of a Notice of Exclusive Control.

“Credit and Collection Policy” means the Originators’ credit and collection policies and practices relating to Contracts and Receivables existing on the date hereof and summarized in Exhibit VII hereto, as modified from time to time in accordance with this Agreement.

“Cut-Off Date” means for any Monthly Report or monthly computation, the last day of the most recent Calculation Period.

“Days Sales Outstanding” means, as of any day, an amount equal to the product of (a) 91, multiplied by (b) the amount obtained by dividing (i) the aggregate Outstanding Balance of all Receivables as of the most recent Cut-Off Date, by (ii) the aggregate amount of Receivables created during the three (3) Calculation Periods including and immediately preceding such Cut-Off Date.

“Debt” has the meaning specified in the Senior Credit Agreement.

“Deemed Collections” means the aggregate of all amounts Seller shall have been deemed to have received as a Collection of a Receivable.  Seller shall be deemed to have received a Collection of a Receivable if any Dilution occurs with respect to such Receivable.  The amount of the Collection which Seller shall be deemed to have received shall equal, in the case of clauses (a)-(d) of the definition of “Dilution,” the amount by which the Outstanding Balance of such Receivable was reduced as a result thereof and, in the case of clause (e) of the definition of “Dilution,” the Outstanding Balance of such Receivable.

“Default Horizon Ratio” means, as of any Cut-Off Date, the ratio (expressed as a decimal)(2) computed by dividing (i) the aggregate sales generated by the Originators during the last six (6) months ending on such Cut-Off Date, by (ii) the Net Pool Balance as of such Cut-off Date.

“Default Ratio” means, as of any Cut-Off Date, the ratio (expressed as a percentage) computed by dividing (a) the total amount of Receivables which became Defaulted Receivables during the month that includes such Cut-Off Date, by (b) the aggregate sales generated by the Originators during the month occurring six (6) months prior to the month ending on such Cut-Off Date.

“Defaulted Receivable” means a Receivable:  (a) as to which the Obligor thereof has suffered an event of bankruptcy; (b) which, consistent with the Originators’ credit and collection policies, should be written off as uncollectible; or (c) as to which any payment, or part thereof, remains unpaid for sixty-one (61) days or more from the original due date.

(2) We believe that decimal is correct here.

“Delinquency Ratio” means, at any time, a percentage equal to (a) the aggregate outstanding principal balance of all Receivables that were Delinquent Receivables at such time divided by (b) the aggregate outstanding principal balance of all Receivables at such time.

“Delinquent Receivable” means a Receivable as to which any payment, or part thereof, remains unpaid for thirty-one (31) days or more from the original due date.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Dilution” means the amount of any reduction or cancellation of the Outstanding Balance of a Receivable due to (a) any defective or rejected goods or services, any cash discount or any other adjustment by any Originator or any Affiliate thereof (other than as a result of any Collections), or as a result of any governmental or regulatory action, (b) any setoff in respect of any claim by the Obligor thereof (whether such claim arises out of the same or a related or an unrelated transaction), (c) any warranty claim, rebate or refund, (d) any misstatement of the amount thereof, or (e) any misrepresentation with respect to such Receivable under any of Section 3.1(g), Section 3.1(h), Section 3.1(p), Section 3.1(r) or Section 3.1(s); provided, however, that “Dilution” shall not include a credit memo where offset by a rebill or correction on the same day when the original due date is not extended and such re-bill or correction can be captured and reported.

“Dilution Horizon Ratio” means, as of any Cut-off Date, a ratio (expressed as a decimal), computed by dividing (a) the sum of (i) the aggregate sales generated by the Originators during the one (1) month ending on such Cut-Off Date, plus (ii) 50% of the aggregate sales generated by the Originators during the month ending one month prior to such Cut-Off Date, by (b) the Net Pool Balance as of such Cut-Off Date.

“Dilution Ratio” means, as of any Cut-Off Date, a ratio (expressed as a percentage), computed by dividing (a) the total amount of decreases in outstanding principal balances due to Dilution (other than Contractual Dilution) during the month ending on such Cut-Off Date, by (b) the aggregate sales generated by the Originators during the Calculation Period ending two (2) months prior to such Cut-Off Date.

“Dilution Reserve” means, for any month, the product (expressed as a percentage) of:  (a) the sum of (i) 2.0 times the Adjusted Dilution Ratio as of the immediately preceding Cut-Off Date, plus (ii) the Dilution Volatility Component as of the immediately preceding Cut-Off Date, times (b) the Dilution Horizon Ratio as of the immediately preceding Cut-Off Date.

“Dilution Volatility Component” means, at any time, the product (expressed as a percentage) of (i) the difference between (a) the highest three-month rolling average Dilution Ratio over the 12-month period then most recently ended and (b) the Adjusted Dilution Ratio, and (ii) a fraction, the numerator of which is equal to the amount calculated in (i)(a) of this definition and the denominator of which is equal to the amount calculated in (i)(b) of this definition.

“Dominion Date” means the date on which the Administrative Agent delivers to any Collection Bank(s) a Notice of Exclusive Control pursuant to Section 6.4.

“Effective Date” means September 29, 2014.

“Eligible Assignee” means any bank or other financial institution having a combined capital and surplus of at least $250,000,000.

“Eligible Receivable” means a Receivable:

(a)                                 the Obligor of which (i) is not is an individual or entity currently the subject of any Sanctions, nor invoiced at an address in a country or territory that is the subject of Sanctions, (ii) is not an Affiliate of any Originator or the Performance Guarantor, and (iii) is not a government or a governmental subdivision or agency (unless the Assignment of Claims Act of 1940, as amended, and any applicable state assignment of claims act, has been complied with),

(b)                                 which is not (i) a Delinquent Receivable, (ii) a Defaulted Receivable, or (iii) owing from an Obligor as to which more than 50% of the aggregate Outstanding Balance of all Receivables owing from such Obligor are Defaulted Receivables,

(c)                                  which is due within 270 days of the original invoice date therefor,

(d)                                 which is an “account” or a “payment intangible” as defined in section 9-102 of the UCC of all applicable jurisdictions,

(e)                                  which is denominated and payable only in United States dollars to a Lock-Box or Collection Account located in the United States,

(f)                                   which arises under a Contract, invoice or other written contractual obligation which, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law),

(g)                                  which arises under a Contract, invoice or other written contractual obligation that contains an obligation to pay a specified sum of money, contingent only upon the sale of goods or the provision of services by the applicable Originator,

(h)                                 which, together with the Contract related thereto, does not contravene in any material respect any Law, rule or regulation applicable thereto (including, without limitation, usury laws, the Federal Truth in Lending Act, and Regulation Z, Regulation D and Regulation B of the Federal Reserve Board, and applicable judgments, decrees, injunctions, writs, orders, or line of action of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction) and with respect to which no part of the Contract related thereto is in violation of any such law, rule or regulation,

(i)                                     which satisfies in all material respects all applicable requirements of the Credit and Collection Policy,

(j)                                    which was generated in the ordinary course of the applicable Originator’s business,

(k)                                 which arises solely from the sale of goods or the provision of services to the related Obligor by the applicable Originator, and not by any other Person that is not an Originator (in whole or in part),

(l)                                     which is not subject to (A) any right of rescission or set-off, or (B) any currently asserted counterclaim or other defense (including defenses arising out of violation of usury laws) or any other Adverse Claim of the applicable Obligor against the applicable Originator (i.e., the Obligor with the right, claim or defense has such right claim or defense directly against the Originator rather than against an Affiliate of such Originator), and the Obligor thereon holds no right as against the applicable Originator to cause such Originator to repurchase the goods or merchandise the sale of which gave rise to such Receivable (except with respect to sale discounts effected pursuant to the Contract, or defective goods returned in accordance with the terms of the Contract); provided, however, that (1) if such rescission, set-off, counterclaim, defense or repurchase right affects only a portion of the Outstanding Balance of such Receivable, then such Receivable may be deemed an Eligible Receivable to the extent of the portion of such Outstanding Balance which is not so affected (i.e., the amount of the outstanding claim or the amount the Obligor is entitled to set-off against the applicable Originator based on the amount which such Originator owes the applicable Obligor) would be netted against the applicable Receivable, but the excess of the Receivable over such outstanding claim or set-off would be included as an Eligible Receivable) and (2) Receivables of any Obligor which has any accounts payable from the applicable Originator (thus giving rise to a potential offset against such Obligor’s Receivables) may be treated as Eligible Receivable to the extent that such Obligor has agreed pursuant to a written agreement in form and substance satisfactory to the Administrative Agent, that such Receivable shall not be subject to such offset,

(m)                             as to which the applicable Originator has satisfied and fully performed all obligations on its part with respect to such Receivable required to be fulfilled by it, and no further action is required to be performed by any Person with respect thereto other than payment thereon by the applicable Obligor,

(n)                                 as to which all right, title and interest to and in which has been validly transferred by the applicable Originator directly or indirectly to Seller pursuant to the Sale Agreement, and Seller has good and marketable title thereto free and clear of any Adverse Claim (other than Adverse Claims in favor of the Administrative Agent created pursuant to the Transaction Documents), and

(o)                                 is required to be paid to a Lock-Box or Collection Account that is subject to a Control Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.

“ERISA Affiliate” has the meaning specified in the Senior Credit Agreement.

“ERISA Event” has the meaning specified in the Senior Credit Agreement.

“Event of Bankruptcy” means, with respect to any Person, that such Person becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or such Person applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for such Person or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for such Person or for a substantial part of the property of any thereof and, unless such Person is the Seller, is not discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of such Person, and if such case or proceeding is not commenced by such Person, it is consented to or acquiesced in by such Person, or, unless such Person is the Seller, remains for 60 days undismissed; such Person takes any action to authorize, or in furtherance of, any of the foregoing.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to any Recipient:  (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Purchaser, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Purchaser with respect to an applicable interest in a Receivable Interest or Commitment pursuant to a law in effect on the date on which (i) such Purchaser acquires such interest in the Receivable Interest or Commitment, or (ii) such Purchaser changes its funding office, except in each case to the extent amounts with respect to such Taxes were payable either to such Purchaser’s assignor immediately before such Purchaser became a party hereto or to such Purchaser immediately before its changed its funding office, (c) Taxes attributable to any

Purchaser’s failure to comply with Section 8.5(f) or 8.5(g), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Extended Term Receivable” means any Receivable that is due within 91-270 days of the original invoice date therefor.

“Facility Account” means account no. 8670306540 at Bank of America, N.A., 135 S. LaSalle St., Chicago, IL 60603, ABA # 026009593, Account Name:  KapStone Receivables, LLC, or such other account as may be designated by Seller in writing from time to time.

“Facility Limit” means $175,000,000, as such amount may be amended from time to time in accordance with this Agreement.

“Facility Termination Date” means the earlier of (i) September 28, 2015, and (ii) the Amortization Date.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with) any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code or any intergovernmental agreement entered into by the United States in connection with the implementation of such Sections of the Code.

“Federal Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as amended and any successor statute thereto.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Wells Fargo Bank, National Association on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means that certain Fee Letter dated September 26, 2014 by and among Seller, the Administrative Agent and the Purchasers, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Fees” means, collectively, any fees payable pursuant to the Fee Letter.

“Finance Charges” means, with respect to a Contract, any finance, interest, late payment charges or similar charges owing by an Obligor pursuant to such Contract.

“Fiscal Year” means the fiscal year of KapStone Paper and its Subsidiaries, which period shall be the 12-month period ending on December 31 of each year.  References to a Fiscal Year with a number corresponding to any calendar year (e.g., “Fiscal Year 2014”) refer to the Fiscal Year ending on December 31 of such calendar year.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Incremental Purchase” means a purchase of a Receivable Interest that increases the total outstanding Aggregate Capital hereunder.

“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Seller under any Transaction Document.

“Independent Director” means a director of the Seller who shall be a natural person who (a) shall not have been at the time of such person’s appointment or at any time during the preceding five (5) years and shall not be as long as such person is a director of the Seller:  (i) a director, officer, employee, partner, shareholder, member, manager or Affiliate of any of the following Persons (collectively, the “KapStone Group”):  the Performance Guarantor, the Servicer, any Originator, or any of their respective Affiliates (other than the Seller or another special purpose entity which is an Affiliate of the Performance Guarantor), (ii) a supplier to any of the KapStone Group or the Seller, (iii) the beneficial owner (at the time of such individual’s appointment as an Independent Director or at any time thereafter while serving as an Independent Director) of any of the outstanding membership or other equity interests of the Seller or any of the KapStone Group having general voting rights, (iv) a Person controlling or under common control with any director, officer, employee, partner, shareholder, member, manager, Affiliate or supplier of any of the KapStone Group or the Seller, or (v) a member of the immediate family of any director, officer, employee, partner, shareholder, member, manager, Affiliate or supplier of any of the KapStone Group or the Seller; (b) has not less than three (3) years of experience in serving as an independent director or independent manager for special purpose vehicles engaged in securitization and/or structured financing transactions; and (c) is employed by Global Securitization Services, LLC, Lord Securities Corporation, AMACAR Group LLC, CT Corporation, Corporation Service Company, such other Person that provides independent director or independent manager services for special purpose vehicles engaged in securitization and/or structured financing transactions in the ordinary course of its business, and their respective successors. For purposes of this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or general partnership or managing member interests, by contract or otherwise.

“Investment Availability” means, on any Business Day, that the Aggregate Capital outstanding hereunder is less than the lesser of (i) the Facility Limit and (ii) the difference between the Investment Base as of such day.

“Investment Base” means, on any date of determination, the difference between the Net Pool Balance and the Required Reserve.

“Investment Excess” means, on any Business Day, that (a) the Aggregate Capital outstanding hereunder exceeds the lesser of (i) the Facility Limit and (ii) the Investment Base, or (b) the aggregate of the Receivable Interests exceeds 100%.

“Invoice” has the meaning specified in the Sale Agreement

“KapStone Kraft” means KapStone Kraft Paper Corporation, a Delaware corporation.

“KapStone Paper” has the meaning specified in the preamble to this Agreement.

“LIBOR Market Index Rate” means, for any day, the one-month Eurodollar Rate for U.S. dollar deposits as reported on the Reuters Screen LIBOR01 Page or any other page that may replace such page from time to time for the purpose of displaying offered rates of leading banks for London interbank deposits in United States dollars, as of 11:00 a.m. (London time) on such date, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by the Administrative Agent from another recognized source for interbank quotation), in each case, changing when and as such rate changes.

“Liquidation Period” means the period beginning on the Facility Termination Date and ending on the date thereafter when all Aggregate Unpaids have been paid in full and all Commitments have been terminated.

“LMIR” means, on any date of determination, a rate per annum equal to the sum of (a) the LIBOR Market Index Rate plus (b) the Applicable Margin.

“Lock-Box” means each locked postal box with respect to which a bank who has executed a Control Agreement has been granted exclusive access for the purpose of retrieving and processing payments made on the Receivables and which is listed on Exhibit IV.

“Loss Reserve” means, for any Calculation Period, the product (expressed as a percentage) of (a) 2.0, times (b) the highest three-month rolling average Default Ratio during the 12 Calculation Periods ending on the immediately preceding Cut-Off Date, times (c) the Default Horizon Ratio as of the immediately preceding Cut-Off Date.

“Material Adverse Effect” means a material adverse effect on (a) the financial condition or operations of (i) Seller, or (ii) Performance Guarantor and its Subsidiaries, taken as a whole, (b) the ability of any Seller Party to perform its obligations under the Transaction Documents to which it is a party, (c) the legality, validity or enforceability of this Agreement or any other Transaction Document, (d) the Administrative Agent’s or any Purchaser’s interest in any substantial portion of the Receivables, the Related Security or the Collections with respect thereto, or (e) the collectability of any substantial portion of the Receivables.

“Monthly Payment Date” means the 17th day of each month after the Effective Date (or, if any such day is not a Business Day, the next succeeding Business Day thereafter).

“Monthly Report” means a report in substantially the form of Exhibit VIII hereto (appropriately completed), furnished by the Servicer to the Administrative Agent and the Purchasers pursuant to Section 6.6.

“Monthly Reporting Date” means the 15th day of each month after the Effective Date (or, if any such day is not a Business Day, the next succeeding Business Day thereafter).

“Moody’s” means Moody’s Investors Service, Inc.

“Net Pool Balance” means, at any time, the aggregate Outstanding Balance of all Eligible Receivables at such time minus (i) the aggregate amount by which the Outstanding Balance of all Eligible Receivables of each Obligor and its Affiliates exceeds the Concentration Limit or Special Concentration Limit for such Obligor, (ii) the aggregate amount by which the aggregate Outstanding Balance of all Extended Term Receivables included as Eligible Receivables exceeds ten percent (10.00%) of the aggregate Outstanding Balance of all Eligible Receivables, (iv) the aggregate amount by which the aggregate Outstanding Balance of all Canadian Receivables included as Eligible Receivables exceeds ten percent (10.00%) of the aggregate Outstanding Balance of all Eligible Receivables, (v) the aggregate amount by which the Outstanding Balance of all Eligible Receivables of all Other Foreign Obligors in a particular country exceeds two and one-half percent (2.50%) of the aggregate Outstanding Balance of all Eligible Receivables, (vi) the aggregate amount by which the aggregate Outstanding Balance of all Other Foreign Receivables included as Eligible Receivables exceeds six and one-half percent (6.50%) of the aggregate Outstanding Balance of all Eligible Receivables, (vii) the Reserve for Cash Discounts, and (viii) the Reserve for Customer Rebates.

“Non-Rated Obligor” means any Obligor rated below A-3 or P-3 by S&P or Moody’s, respectively, or which is not rated by either S&P or Moody’s.

“Notice of Exclusive Control” means, with respect to a Control Agreement, a notice given by the Administrative Agent to the related Collection Bank in substantially the form prescribed by or attached to such Control Agreement pursuant to which the Administrative Agent exercises its exclusive right to direct the disposition of funds on deposit in the applicable Collection Account(s) in accordance with such Control Agreement.

“Obligor” means a Person obligated to make payments pursuant to a Contract.

“Organizational Document” means, relative to any Person, its certificate or articles of incorporation or formation, its by-laws, its partnership agreement, its memorandum and articles of association, its limited liability company agreement and/or operating agreement, share designations or similar organization documents and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized Capital Stock.

“Originator” has the meaning specified in the Sale Agreement.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a Security Interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Receivable Interest or Transaction Document).

“Other Foreign Obligor” means an Obligor which is invoiced at an address in any country other than the United States of America, Canada or any state, province or territory of the foregoing.

“Other Foreign Receivable” means a Receivable the Obligor of which is an Other Foreign Obligor.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof.

“Participant” has the meaning set forth in Section 10.2.

“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to any or all of its functions under ERISA.

“Pension Plan” has the meaning specified in the Senior Credit Agreement.

“Percentage” means, as to any Purchaser, the ratio (expressed as a percentage) of its Commitment to the Aggregate Commitment.

“Performance Guarantor” means KapStone Paper and its successors and permitted assigns.

“Performance Undertaking” means the Performance Undertaking, dated as of September 26, 2014, by the Performance Guarantor in favor of Seller.

“Permitted Lien” means with respect to any Person or its assets, liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which such Person maintains adequate reserves.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“PNC” has the meaning specified in the preamble to this Agreement.

“Potential Amortization Event” means an event which, with the passage of any applicable cure period or the giving of notice, or both, would constitute an Amortization Event.

“Purchase” means an Incremental Purchase or a Reinvestment.

“Purchase Date” means the Business Day on which a Purchase occurs.

“Purchase Price” means, with respect to any Incremental Purchase of a Receivable Interest, the amount paid to Seller for such Receivable Interest which shall not exceed the least of (i) the amount requested by Seller in the applicable Purchase Notice, (ii) the unused Portion of the Facility Limit on the applicable Purchase Date, and (ii) the excess, if any, of the Net Pool Balance (less the Required Reserve) as of the last day of the most recent Monthly Report over the outstanding Aggregate Capital determined as of the applicable Purchase Date, taking into account the proposed Incremental Purchase.

“Purchase Notice” has the meaning set forth in Section 1.1(a).

“Purchaser” has the meaning set forth in the preamble to this Agreement and shall include such Person’s respective successors and permitted assigns.

“Purchase” means an Incremental Purchase or a Reinvestment.

“Receivable Interest” means, at any time, an undivided percentage interest (computed as set forth below) associated with a designated amount of Capital, selected pursuant to the terms and conditions hereof in (i) each Receivable arising prior to the time of the most recent computation or recomputation of such undivided interest, (ii) all Related Security with respect to each such Receivable, and (iii) all Collections with respect to, and other proceeds of, each such Receivable.  Each such undivided percentage interest shall equal:

C
NPB-RR

where:

C                                       =                                         the Capital of such Receivable Interest.

NPB                       =                                         the Net Pool Balance.

RR                              =                                         the Required Reserve.

Such undivided percentage interest shall be initially computed on its date of purchase.  Thereafter, until the Facility Termination Date, each Receivable Interest shall be automatically recomputed (or deemed to be recomputed) on each day prior to the Facility Termination Date.  The variable percentage represented by any Receivable Interest is computed (or deemed recomputed) as of the close of the Business Day immediately preceding the Facility Termination Date and shall equal 100% in the aggregate for all Receivable Interests at all times thereafter.

“Recipient” means the Administrative Agent or any Purchaser.

“Records” means, with respect to any Receivable, all Contracts and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Receivable, any Related Security therefor and the related Obligor.

“Reduction Notice” has the meaning set forth in Section 1.3.

“Reinvestment” has the meaning set forth in Section 2.1.

“Related Security” means, with respect to any Receivable:

(i) all right, title and interest (if any) in the goods, the sale of which gave rise to such Receivable, and any and all insurance contracts with respect thereto,

(ii) all other Security Interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable,

(iii) all guaranties, letters of credit, insurance and other supporting obligations, agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise,

(iv) all service contracts and other contracts and agreements associated with such Receivable,

(v) all Records related to such Receivable,

(vi) all of the applicable Originator’s right, title and interest in each Lock-Box, each Collection Account and each Collection Account, and

(vii) all proceeds of any of the foregoing.

When used in this Agreement, the term “Related Security” shall also include all right, title and interest of Seller in, to and under the Sale Agreement and the Performance Undertaking, and the proceeds of the foregoing.  Notwithstanding anything to the contrary contained herein, in no event shall the Seller or any Originator be required to name the Administrative Agent or any Purchaser as additional insured or beneficiary on any insurance policy or letter of credit.

“Required Amounts” has the meaning set forth in Section 2.1.

“Required Reserve” means, on any day during a month, the product of (a) the greater of (i) the sum of the Required Reserve Factor Floor, the Yield Reserve and the Servicing Reserve, and (ii) the sum of the Loss Reserve, the Yield Reserve, the Dilution Reserve and the Servicing Reserve, times (b) the Net Pool Balance as of the Cut-Off Date immediately preceding such month.

“Required Reserve Factor Floor” means, for any month, the sum (expressed as a percentage) of (a) 16.00% (or such higher percentage as may be specified by the Purchasers in connection with granting a Special Concentration Limit), plus (b) the product of the Adjusted Dilution Ratio and the Dilution Horizon Ratio, in each case, as of the immediately preceding Cut-Off Date.

“Reserve for Cash Discounts” means, for any Calculation Period, the aggregate amount accrued and unapplied as of the last day of such Calculation Period by the Originators for early payment discounts to be granted to customers.

“Reserve for Customer Rebates” means, for any Calculation Period, the aggregate amount accrued and unapplied as of the last day of such Calculation Period by the Originators for volume purchase rebates to be paid to customers.

“Responsible Employee” means, in respect of any Seller Party, the chief executive officer, president, chief operating officer, chief financial officer, treasurer, director of risk or controller of a Seller Party and any other officer or employee of such Seller Party, as applicable, so designated by any of the foregoing officers or employees in a notice to the Administrative Agent.  Any document delivered hereunder that is signed by a Responsible Employee of a Seller Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Seller Party, as applicable, and such Responsible Employee shall be conclusively presumed to have acted on behalf of such Seller Party, as applicable.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any membership interest of any class of Seller now or hereafter outstanding, except a dividend payable solely in membership interests of Seller of that class or any junior class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of Seller now or hereafter outstanding, (iii) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to the Subordinated Loans, (iv) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any membership interest of Seller now or hereafter outstanding, and (v) any payment of management fees by Seller (except for reasonable management fees to an Originator or its Affiliates in reimbursement of actual management services performed).

“Review” shall have the meaning specified in Section 5.1(d) of this Agreement.

“Revolving Period” means the period from and after the Effective Date to but excluding the Facility Termination Date.

“Sale Agreement” means that certain Receivables Sale Agreement, dated as of September 26, 2014, by and between the Originators, as sellers, and the Seller, as buyer, as the same may be amended, restated or otherwise modified from time to time in accordance with the terms hereof.

“S&P” means Standard & Poor’s, a Standard & Poor’s Business Services LLC business.

“SEC” means the Securities and Exchange Commission (or any successor thereto).

“Security Interest” has the meaning provided in Section 1-201(37) (or any successor section) of the UCC.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Parties” means (a) Seller, (b) at any time while KapStone Paper and Packaging Corporation or one of its Subsidiaries is acting as Servicer, Servicer, and (c) at any time while KapStone Paper and Packaging Corporation or one of its Subsidiaries is acting as Performance Guarantor, the Performance Guarantor.

“Senior Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of July 18, 2013 among KapStone Kraft, as borrower, KapStone Paper and certain subsidiaries of KapStone Kraft, as guarantors, the lenders from time to time party thereto, and Bank of America, N.A., as administrative agent, swing line lender and letter of credit issuer, as the same may be amended, restated, refinanced or otherwise modified from time to time.

“Servicer” means at any time the Person (which may be the Administrative Agent) then authorized pursuant to Article VI to service, administer and collect Receivables.

“Servicer Termination Event” has the meaning set forth in Section 6.1.

“Servicing Fee” has the meaning set forth in Section 6.7.

“Servicing Reserve” means, the product (expressed as a percentage) of (a) 1.0%, times (b) a fraction, the numerator of which is the highest Days Sales Outstanding for the most recent 12 months and the denominator of which is 360.

“Settlement Date” means either a Monthly Payment Date or a Capital Settlement Date.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, limited liability company, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transaction Documents” means, collectively, this Agreement, each Purchase Notice, the Sale Agreement, each Control Agreement, the Fee Letter, each Subordinated Note issued pursuant to the Sale Agreement, and all other instruments, documents and agreements required to be executed and delivered pursuant hereto.

“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

“Unused Fee” has the meaning set forth in the Fee Letter.

“Wells” has the meaning set forth in the preamble to this Agreement.

“Yield” means for each day for each Purchaser, an amount equal to the product of the applicable Yield Rate multiplied by the Capital of such Purchaser, annualized on a 360-day basis.

“Yield Rate” means LMIR (or, solely in the instances set forth in Section 1.7, the Alternate Base Rate).

“Yield Reserve” means for any Calculation Period, the product (expressed as a percentage) of (i) 1.5 times (ii) the Alternate Base Rate as of the immediately preceding Cut-Off Date (without taking into account any Applicable Margin) times (iii) a fraction, the numerator of which is the highest Days Sales Outstanding for the most recent 12 Calculation Periods and the denominator of which is 360.